Exhibit 4.45

EXECUTION COPY

AMENDED & RESTATED CREDIT AGREEMENT

Dated as of November 30, 2011

Among

TAL INTERNATIONAL CONTAINER CORPORATION,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

THE ROYAL BANK OF SCOTLAND PLC,

as Administrative Agent and as Collateral Agent

and

RBS Securities Inc.

as Sole Arranger

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

Exhibits

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Loan Request
Exhibit C-1	Form of Revolving Credit Note
Exhibit C-2	Form of Swing Line Note
Exhibit D	Credit and Collection Policy
Exhibit E	Form of Lease Agreement
Exhibit F	Omitted
Exhibit G	Form of Officer’s Certificate
Exhibit H	Form of Security Agreement
Exhibit I	Form of Subsidiary Guaranty
Exhibit J	Form of Intercompany Note
Exhibit K	Form of Parent Guaranty
Exhibit L	Form of Letter of Credit Application
Exhibit M	Form of Joinder
Exhibit N	Form of Pledge Agreement
Exhibit O	Credit Agreement Depreciation Policy
Exhibit P	Master Assignment and Resignation Agreement

Schedule 1	Funding Commitments of Lenders

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is made as of November 30, 2011 by and among TAL INTERNATIONAL CONTAINER CORPORATION, a corporation organized and existing under the laws of the State of Delaware (together with its successors and permitted assigns, the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”), and The Royal Bank of Scotland plc (“RBS”), as Administrative Agent and as Collateral Agent, (together with its successors and permitted assigns, the “Administrative Agent”).

WHEREAS, the Borrower, certain lenders (the “Original Lenders”) and National City Bank, as the administrative agent and collateral agent (the “Original Administrative Agent”) have entered into that certain Credit Agreement, dated as of August 15, 2007 (the “Original Credit Agreement”);

WHEREAS, (x) the Original Administrative Agent has resigned from its capacity as administrative agent and collateral agent pursuant to the terms of the Original Credit Agreement, and RBS has been appointed as the successor Administrative Agent and Collateral Agent under the Original Credit Agreement, and (y) the other Original Lenders have assigned all of their respective rights, title and interest as lenders under the Original Credit Agreement to the Lenders, each taking effect immediately prior to the Effective Date (as defined below), pursuant to a master assignment and resignation agreement, dated on the date hereof (the “Master Assignment and Resignation Agreement”), among the Original Administrative Agent, the Administrative Agent, the Original Lenders, the Lenders and the Borrower;

WHEREAS, on the Effective Date, the Borrower, the Guarantors, the Lenders, the Issuing Lender and the other parties hereto have agreed to amend and restate the Original Credit Agreement and each of the other Original Loan Documents in their entirety on the terms set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      DEFINITIONS AND RULES OF INTERPRETATION.

1.1          DEFINITIONS.  The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Credit Agreement referred to below:

“Administrative Agent.”  RBS, acting as agent for the Lenders, and each other Person appointed as the successor Administrative Agent in accordance with Section 14.6.

“Administrative Agent’s Office.”  The Administrative Agent’s office located at 600 Washington Boulevard, Stamford, CT 06901, USA, or at such other location as the Administrative Agent may designate from time to time.

“Administrative Agent’s Special Counsel.”  Paul Hastings LLP or such other counsel as may be approved by the Administrative Agent.

“Administrative Questionnaire.”  An administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate.”  With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments.”  An amount equal to the sum of the Commitments of all the Lenders.

“Aggregate Note Principal Balance.”  As of any date of determination, an amount equal to the sum of the then unpaid principal balance of all Notes.

“Applicable Margin.”  For the period beginning on and as of the Closing Date and ending on December 31, 2012, the margins set forth at Level III in the chart below.  Adjustments, if any, in the Applicable Margin shall be made by the Administrative Agent on the first (1st) Business Day of the first calendar month after receipt by the Administrative Agent of the financial statements and accompanying officer’s certificate delivered in accordance with Section 8.1 hereof for the most recent fiscal quarter end (which adjustments to Applicable Margin shall be based on the applicable level corresponding to the Consolidated EBIT to Consolidated Cash Interest Expense Ratio set forth in the chart below).

Level	Consolidated EBIT to Consolidated Cash Interest Expense Ratio	Applicable Base Rate Margin	Applicable Base LIBOR Margin	Commitment Fee
I	< 1.5x	1.75%	2.75%	0.35%
II	>1.5x and < 2.0x	1.50%	2.50%	0.35%
III	>2.0x and < 2.85x	1.25%	2.25%	0.30%
IV	> 2.85x	1.00%	2.00%	0.30%

Notwithstanding the above, if the Consolidated EBIT to Consolidated Cash Interest Expense Ratio reported in any officer’s certificate shall be determined to have been incorrectly reported, then the Applicable Margin shall be retroactively adjusted to reflect the rate that would have been applicable had the Consolidated EBIT to Consolidated Cash Interest Expense Ratio been correctly reported on such certificate; provided that any retroactive decrease in the Applicable Margin for any period shall only be made to the extent that the Borrower delivers an officer’s certificate setting forth the restated calculation of the Consolidated EBIT to Consolidated Cash Interest Expense Ratio not later than the earlier of (a) the first anniversary of the date such incorrect officer’s certificate is delivered and (b) the date the Commitments terminate or are terminated pursuant to this Agreement.

“Approved Fund.”  Any Person (other than a natural Person) that is not a Competitor and that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) any entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption.”  An assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.2), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer.”  With respect to (i) delivering Loan Requests and similar notices, any person or persons that has or have been authorized by the Board of Directors of the Borrower to deliver such notices pursuant to this Credit Agreement and that has or have appropriate signature cards on file with the Administrative Agent, (ii) delivering financial information and officer’s certificates pursuant to this Credit Agreement, any Senior Designated Officer or the chief financial officer of TAL Group, and (iii) any other matter in connection with this Credit Agreement or any other Loan Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

“Availability Termination Date.”  The earlier to occur of (i) the date of which the Commitments are terminated in full pursuant to Section 2.4 or Section 13.2 hereof and (ii) November 30, 2016.

“Base Rate.”  At any time, the highest of (a) the Prime Rate, (b) the sum of (i) the Federal Funds Rate plus (ii) 1/2 of 1% and (c) the LIBOR Rate applicable to Dollars for a period of one month (“One Month LIBOR”) at approximately 11:00 a.m. London time on such day plus 1.00%.  Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

“Base Rate Loans.”  All or any portion of any Loan bearing interest calculated by reference to the Base Rate.

“Borrower.”  This term shall have the meaning set forth in the preamble of this Credit Agreement.

“Breakage Cost.”  With respect to any Lender with respect to any Breakage Prepayment, an amount equal to the difference (as reasonably determined by such Lender and set forth in a certificate of such Lender delivered to the Borrower) of (i) such Lender’s actual cost of obtaining funds for the LIBOR Rate Loan that is the subject of such Breakage Prepayment for the period from the date of such Breakage Prepayment to the last day of the Interest Period in effect (or that would have been in effect) for such LIBOR Rate Loan, minus (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Prepayment for such period.

“Breakage Prepayment.”  This term shall have the meaning set forth in Section 4.3 hereof.

“Business Day.”  One of the following:  (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York and Stamford, Connecticut are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capitalized Leases.”  As to any Person, leases under which such Person is the lessee or obligor, the discounted remaining rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

“Capital Stock.”  Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents.”  All of the following:  (i) securities issued or directly fully guaranteed or insured by the government of the United States, Canada or any member of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the respective government is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank or commercial bank of a foreign country recognized by the United States, (x) in the case of a domestic commercial bank, having capital and surplus in excess of $500,000,000 and outstanding debt which is rated “A” (or similar equivalent thereof) or higher by at least one nationally recognized statistical rating organization (as defined under Rule 436 under the Securities Act) and (y) in the case of a foreign commercial bank, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), (iv) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (i) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having a rating of at least A-2 from S&P or at least P-2 from Moody’s, (vi) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (iii)(x) of this definition, (vii) Indebtedness or preferred stock issued by Persons with a rating of A or higher from S&P or A2 or higher from Moody’s with maturities of 24 months or less from the date of acquisition and (viii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (vii) above.

“Change of Control.”  The Borrower shall (a) consolidate or merge with or into any Person, unless (i) the Borrower or a Restricted Subsidiary is the surviving entity, and (ii) at least seventy percent (70%) of the consolidated assets of the Borrower and Restricted Subsidiaries following such consolidation or merger are held in connection with a Permitted Business, or (b) enter into or permit any purchase, sale, assignment, transfer, conveyance or other acquisition or disposition of assets which would result in less than seventy percent (70%) of the consolidated assets of the Borrower and Restricted Subsidiaries to be held in connection with a Permitted Business.

Change in Law. The occurrence, after the Effective Date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or any foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chassis.”  Any intermodal container chassis.

“Code.”  The United States Internal Revenue Code of 1986, as amended from time to time (and any successor statute thereto), and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code as in effect on the Effective Date, and any subsequent provisions of the code, amendments thereto or substituted therefrom.

“Collateral.”  All of the property, rights and interests of the Borrower that are or are intended to be subject to the Liens created by the Security Documents.

“Collateral Agent.”  RBS acting as collateral agent under the Security Documents.

“Commitment.”  With respect to each Lender, the amounts set forth on Schedule 1 hereto as the amounts of such Lender’s commitment to make Loans to, and participate in L/C Obligations of, the Borrower pursuant to this Credit Agreement, as the same may be reduced from time to time; or if such commitments are terminated pursuant to the provisions hereof, zero.

“Commitment Fee.”  This term shall have the meaning set forth in Section 5.1.1.

“Commitment Percentage.”  With respect to any Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Loans and participate in L/C Obligations has been terminated pursuant to this Credit Agreement or if the Aggregate Commitments have expired, then the Commitment Percentage of each Lender shall be determined based on the outstanding Loans and L/C Obligations owing to such Lender at such time.  The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1 hereto or on the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Company.”  Any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Competitor.”  Any Person engaged and competing with TAL Group, the Borrower or any of their respective Subsidiaries in the Container or Chassis leasing business; provided, however, that in no event shall any insurance company or commercial banking institution be deemed to be a Competitor unless such Person or any of its Affiliates is directly engaged in the operation of a Container or Chassis leasing business.

“Concentration Account.”  The bank accounts set forth on the Effective Date Officer’s Certificate as to which the Borrower is required to remit all funds on deposit in all collection accounts after the occurrence of an “Actionable Default” (as such term is defined in the Securitization Intercreditor Agreement) in accordance with the terms of the Securitization Intercreditor Agreement.

“Consolidated or consolidated.”  With reference to any term defined herein, shall mean that term as applied to the accounts of the applicable Person and its Restricted Subsidiaries, consolidated in accordance with GAAP.

“Consolidated Cash Interest Expense.”  For any period, the difference of (i) the aggregate Consolidated Interest Expense for such period, minus (ii) to the extent included in such aggregate Consolidated Interest Expense, and to the extent incurred by TAL Group or any of its Consolidated Subsidiaries, (a) amortization or write off of debt or equity issuance costs and deferred financing costs, (b) interest expense to the extent not paid in cash attributable to dividends in respect of all Preferred Equity of TAL Group and its Consolidated Subsidiaries that is not Disqualified Stock pursuant to Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, and (c) any non-cash interest expense related to (1) any interest expense that has not been paid in cash, (2) accrued interest on Disqualified Stock to the extent not paid, and (3) any incremental non-cash interest expense incurred by TAL Group or its Subsidiaries as the result of an accounting change in accordance with GAAP that occurs after the Effective Date, plus (iii) without duplication, cash interest payments made in such period (exclusive of any such cash payment funded with the proceeds of an equity offering or capital contribution) related to Consolidated Interest Expense that were deducted from Consolidated Cash Interest Expense in a prior period.

“Consolidated EBIT.”  For any period, means the sum of Consolidated Net Income, plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:

(1)           all income tax expense of TAL Group and its Consolidated Subsidiaries, all taxes incurred by TAL Group and its Consolidated Subsidiaries in respect of the repatriation of income from jurisdictions outside the United States and all amounts paid by TAL Group and its Consolidated Subsidiaries pursuant to the terms of any tax sharing or similar agreement;

(2)           the Consolidated Interest Expense of TAL Group and its Consolidated Subsidiaries;

(3)           depreciation and amortization charges of TAL Group and its Consolidated Subsidiaries relating to any increased depreciation or amortization charges resulting from purchase accounting adjustments or inventory write-ups with respect to acquisitions or the amortization or write-off of deferred debt or equity issuance costs;

(4)           all other non-cash charges of TAL Group and its Consolidated Subsidiaries (other than depreciation expense) minus, with respect to any such non-cash charge occurring on or after the Effective Date that was previously added in a prior period to calculate Consolidated EBIT and that represents an accrual of or reserve for cash expenditures in any future period, any cash payments made during such period;

(5)           any non-capitalized costs incurred in connection with financings,  acquisitions of Containers or Chassis or dispositions (including financing and refinancing fees and any premium or penalty paid in connection with redeeming or retiring Indebtedness prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness); and

(6)           all non-cash expenses attributable to Incentive Arrangements;

in each case, for such period and as determined on a consolidated basis in accordance with GAAP.

“Consolidated EBIT to Consolidated Cash Interest Expense Ratio.”  As of any date of determination, means the ratio of (a) the aggregate amount of Consolidated EBIT for the period of the most recent four consecutive fiscal quarters ending on or prior to the date of such determination to (b) Consolidated Cash Interest Expense for such four fiscal quarters.

“Consolidated Funded Debt.”  As of any date of determination, the total amount, without duplication, of:  (1) the principal amount outstanding under all Indebtedness (other than any Permitted Hedging Agreement) of TAL Group and its Consolidated Subsidiaries; (2) all Finance Lease obligations, as lessee, of TAL Group and its Consolidated Subsidiaries; and (3) the aggregate of the present values of future rental payments under any lease of any Container which TAL Group or any of its Consolidated Subsidiaries is the lessee and (i) that is treated by the lessee as an operating lease rather than a capital lease in accordance with GAAP, and (ii) in respect of which the lessor retains or obtains ownership of the property so leased for federal income tax purposes, in the event, but only in the event, that the aggregate of such present values shall be in excess of Twenty-Five Million Dollars ($25,000,000).

“Consolidated Interest Expense.”  For any period, the aggregate of the interest expense of TAL Group and its Consolidated Subsidiaries for such period, on a Consolidated basis, as determined in accordance with GAAP, and including, without duplication:  (a) all amortization or accretion of original issue discount; (b) the interest component of payments on Capitalized Leases paid, accrued and/or scheduled to be paid or accrued by TAL Group and its Consolidated Subsidiaries during such period; and (c) net cash costs under all Hedging Agreements to which TAL Group or any of its Consolidated Subsidiaries is a party (including amortization of fees).

“Consolidated Net Income.”  For any period, the aggregate net income (or loss) of TAL Group and its Consolidated Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be not be included in such Consolidated Net Income:

(1)           any gain (or loss) realized upon the sale or other disposition of assets (other than Containers, Chassis and Related Assets) of TAL Group or any Consolidated Subsidiary or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(2)           extraordinary gains or losses, as determined in accordance with GAAP;

(3)           income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(4)           the cumulative effect of a change in accounting principles, as determined in accordance with GAAP;

(5)           any adjustments, restructuring costs, non-recurring expenses, non-recurring fees, non-operating expenses, charges or other expenses (including bonus and retention payments and non-cash compensation charges incurred in connection with acquisitions of Containers and/or Chassis);

(6)           Systems/Organizational Establishment Expenses; and

(7)           any net income (or loss) of any Person (other than TAL Group) if such Person is not a Restricted Subsidiary of TAL Group; provided, that TAL Group, or any of its Consolidated Subsidiary’s, equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to TAL Group or such Consolidated Subsidiary as a dividend or other distribution; in each case, for such period.

“Consolidated Subsidiaries.”  With respect to any Person, each Restricted Subsidiary of such Person that is required to be consolidated with such Person in accordance with GAAP.

“Consolidated Tangible Net Worth.”  As of any date of determination, the excess of:  (a) the tangible assets of TAL Group and its Consolidated Subsidiaries calculated in accordance with GAAP plus the aggregate amount of Consolidated Funded Debt of the type specified in clause (3) of the definition of Consolidated Funded Debt, over (b) all Indebtedness (other than any Permitted Hedging Agreement) of TAL Group and its Consolidated Subsidiaries; provided, however, that (i) in no event shall there be included in the above calculation any intangible assets such as patents, trademarks, trade names, copyrights, licenses, goodwill, organizational costs, amounts relating to covenants not to compete, or any impact from applications of FASB 133, and (ii) securities included as such intangible assets shall be taken into account at their current market price or cost, whichever is lower.

“Container.”  Any marine and maritime container (including dry cargo containers, refrigerated containers (including the associated generator sets, gps units and refrigeration units) and Specialized Containers).

“Contingent Obligation.”  As to any Person, means any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the stated amount of such Contingent Obligation.

“Control.”  The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement.”  Means (x) the Original Control Agreement in its entirety and (y) any other agreement in form and substance reasonably satisfactory to the Administrative Agent which provides for the Administrative Agent to have “control” (as defined in Section 8-106(c) and (d) of the UCC, as such term relates to an uncertificated security or a security entitlement (as such terms are defined therein) or as used in Section 9-104 of the UCC, as such term relates to deposit accounts) of a deposit account of the Borrower.

“Credit Agreement.”  This Amended and Restated Credit Agreement, dated as of November 30, 2011 among the Borrower, the Lenders and the Administrative Agent, including the Schedule and Exhibits hereto (as amended, supplemented or otherwise modified in accordance with the terms hereof), amending and restating the Original Credit Agreement in its entirety, including all Schedules and Exhibits thereto.

“Credit Agreement Depreciation Policy.”  The depreciation policy utilized by the Borrower for the purpose of calculating compliance with Section 6.2 of this Credit Agreement, which policy is attached as Exhibit O hereto.  For the avoidance of doubt, the Credit Agreement

Depreciation Policy is incorporated by this Credit Agreement, and may only be amended in accordance with the procedures for amending this Credit Agreement provided in Section 16.12.

“Credit and Collection Policy.”  This term shall have the meaning set forth in Section 7.21.

“Credit Party.”  The Borrower, each of the Guarantors and each of the Borrower’s Restricted Subsidiaries (other than a Special Purpose Vehicle).

“Default.”  This term shall have the meaning set forth in Section 13.1.

“Defaulting Lender.”  Any Lender that (a) has failed to fund any portion of (i) the Loans, or (ii) participations in a Letter of Credit required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless, in the case of clause (a)(i) above such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination in good faith that one or more conditions precedent to funding in Section 11 or Section 12, as applicable (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent, the Issuing Lender or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination in good faith that one or more conditions precedent to funding in Section 11 or Section 12, as applicable (each of which conditions precedent, together with any applicable default, shall be specifically indentified in such writing) has been satisfied, (c) has notified the Borrower, the Issuing Lender or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination in good faith that a condition precedent to funding in Section 11 or Section 12, as applicable (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (d) has failed, within three Business Days after written request by the Administrative Agent, the Issuing Lender or the Borrower, to confirm in writing to the Administrative Agent, the Issuing Lender and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent, the Issuing Lender and the Borrower), or (e) that has (x) become (or has had its direct or indirect parent become) the subject of a proceeding under Federal Bankruptcy Code or any other debtor relief law, or (y) had appointed for it (or has had appointed for its direct or indirect parent) a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Persons charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender

(or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Event of Default.”  The occurrence of (i) any Event of Default of the type set forth in Section 13.1(a), 13.1(b), 13.1(e), 13.1(h), 13.1(i); 13.1(j) or 13.1(l) hereof, (ii) an Event of Default of the type set forth in Section 13.1(d) hereof, but only if it involves an Obligation in excess of One Million Dollars ($1,000,000) that is not being contested in good faith by the Borrower or (iii) an event of default (or similar term) by the Borrower or any of its Restricted Subsidiaries under any Specified Hedging Agreement.

“Disqualified Stock.”  With respect to any Person means that portion of any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a change of control of the Borrower), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a change of control of the Borrower) on or prior to the first anniversary of the final maturity date of the Loans for cash or is convertible into or exchangeable for debt securities of TAL Group or any of its Consolidated Subsidiaries at any time prior to such anniversary.

“Dollars or $.”  Dollars in lawful currency of the United States of America.

“Domestic Subsidiary.”  Any Subsidiary of the Borrower that is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia; provided that the term “Domestic Subsidiary” shall not include any such Person whose only assets (other than insignificant assets) consist of Capital Stock of a person that is not organized under the laws of the United States of America, any State thereof or the District of Columbia.  As of the Effective Date, Intermodal Equipment Inc. is the only such excluded Domestic Subsidiaries referred to in the above proviso.

“Effective Date.”  November 30, 2011.

“Effective Date Officer’s Certificate.”  The certificate of an Authorized Officer delivered on the Effective Date pursuant to Section 11.2.

“Eligible Account.”  Any deposit account of the Borrower maintained (a) with the Administrative Agent or (b) subject to a Control Agreement with any other financial institution reasonably satisfactory to the Administrative Agent (which shall, in any case, include Citibank, N.A.).

“Eligible Assignee.”  Any of the following:  (i) a Lender; (ii) an Affiliate (that is not a Competitor) of a Lender; (iii) an Approved Fund, (iv) any insurance company or commercial banking institution, in each case, that is not a Competitor; and (v) any other Person (other than a natural person) approved by the Borrower and the Administrative Agent (each such approval not to be unreasonably withheld or delayed, except by the Borrower in the case of a Competitor);

provided that notwithstanding the foregoing, “Eligible Assignee” shall not include TAL Group, the Borrower or any of their Affiliates or a Defaulting Lender or any of their Affiliates.

“Eligible Investments.”  Book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form, which evidence:

(a)           direct obligations of, and obligations fully guaranteed as to the full and timely payment by, the United States of America;

(b)           demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any State thereof and subject to supervision and examination by Federal or State banking or depository institution authorities; provided, however, that at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-term unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) thereof shall be rated “A-1+” by S&P and “Prime-1” by Moody’s;

(c)           commercial paper that, at the time of the investment or contractual commitment to invest therein, is rated “A-1+” by S&P and “Prime-1” by Moody’s;

(d)           bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(e)           repurchase obligations with respect to any security pursuant to a written agreement that is a direct obligation of, or fully guaranteed as to the full and timely payment by, the United States of America or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with (i) a depository institution or trust company (acting as principal) described in clause (b) or (ii) a depository institution or trust company the deposits of which are insured by the Federal Deposit Insurance Corporation and whose commercial paper or other short-term unsecured debt obligations are rated “A-1+” by S&P and “Prime-1” by Moody’s and long-term unsecured debt obligations are rated “AAA” by S&P and “Aaa” by Moody’s;

(f)            money market mutual funds registered under the Investment Company Act having a rating, at the time of such investment, from each of S&P and Moody’s in the highest investment category granted thereby; and

(g)           any other investment as may be acceptable to the Administrative Agent, as evidenced by the Administrative Agent’s prior written consent to that effect.

“Engagement Letter.”  That certain Engagement Letter, dated as of August 12, 2011, (as amended by the First Amendment, dated as of October 26, 2011)  from RBS to the Borrower and TAL Group, and acknowledged and agreed to by the Borrower and TAL Group.

“Environmental Law.”  Any applicable local, state, federal, or other laws in the United States of America, or any other laws relating to the environment or natural resources or the regulation of releases or threatened releases of Hazardous Substances into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances, and all rules, orders and regulations currently promulgated thereunder.

“Environmental Claim.”  Any and all administrative, regulatory or judicial actions, suits, orders, claims or proceedings under any Environmental Law or any permit issued under any such Environmental Law (for purposes of this definition, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“ERISA.”  The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Credit Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate.”  Each trade or business, whether or not incorporated, which together with the Borrower or a Restricted Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code.

“ERISA Event.”  Means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the determination that a Plan is “at risk” within the meaning of Code Section 430(i) or the existence with respect to any Plan of an “accumulated funding deficiency” or any other failure of a Plan to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any  ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan or the cessation of operations at a facility subject to Section 4062(e) with respect to any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status within the meaning of Code Section 432; or (h) the occurrence of a “prohibited transaction” with respect to which Borrower or any of its Restricted Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Borrower or any of its Restricted Subsidiaries could otherwise be liable.

“Eurodollar Reserve Percentage.”  For any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100%)) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default.”  This term shall have the meaning set forth in Section 13.1.

“Executive Order.”  This term shall have the meaning set forth in Section 7.20.

“Extensions of Credit.”  As to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s Commitment Percentage of the L/C Obligations then outstanding, and (c) such Lender’s Commitment Percentage of the principal amount of the Swing Line Loans then outstanding.

“FATCA.”  Means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Bankruptcy Code.”  Title 11, United States Code as in effect from time to time (and any successor thereto).

“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.

“Fees.”  All fees detailed in the Engagement Letter.

“Finance Lease.”  Any lease that is classified as a “direct financing lease” pursuant to GAAP.

“Financial Affiliate.”  A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by Section 4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. Section 1843).

“Foreign Assets Control Regulations.”  This term shall have the meaning set forth in Section 7.20.

“Funding Date.”  Each date on which any Loan is made or Letter of Credit is issued in accordance with the terms set forth in this Credit Agreement.

“GAAP or Generally Accepted Accounting Principles.”  Accounting principles which are consistent with the principles promulgated or adopted from time to time by the Financial Accounting Standards Board, its committees and its predecessors, including applicable statements and interpretations issued by the American Institute of Certified Public Accounting or its committees.

“Governmental Authority.”  Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

“Guarantor.”  Means TAL Group and any Subsidiary which delivers a Guaranty.

“Guaranty.”  Means the Parent Guaranty and each Subsidiary Guaranty.

“Hazardous Substances.”  Those substances or materials that are prohibited, limited or regulated by any Environmental Law.

“Hedging Agreement.”  Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option agreement, interest rate exchange agreement, forward currency exchange agreement, forward rate currency agreement, forward commodity contract, commodity swap, commodity option or other similar agreement or arrangement.

“Hedge Counterparty.”  Any Person party to a Specified Hedging Agreement with Borrower, provided that in the case of any such Person that is not a Lender, such Person shall have executed and delivered to the Agent a joinder to this Credit Agreement in the form of Exhibit M hereto within twenty (20) Business Days following the execution of a Specified Hedging Agreement, agreeing to be bound by the provisions of this Credit Agreement respecting the role of the Administrative Agent including, without limitation, all exculpatory provisions and indemnification provisions as if such Person were a Lender hereunder and the obligations under the Specified Hedging Agreement were Obligations hereunder; provided that, no Person may join the Credit Agreement for the purpose of securing any obligations under or arising out of any Specified Hedging Agreement which are secured by any Lien on any property or assets other than the Collateral.

“Incentive Arrangements.”  Any (a) earn-out agreements, (b) stock appreciation rights, (c) “phantom” stock plans, (d) employment agreements, (e) non-competition agreements and (f) incentive and bonus plans entered into by TAL Group or any of its Consolidated Subsidiaries for the benefit of, and in order to retain, executives, officers or employees of Persons or businesses.

“Indebtedness.”  As to any Person, without duplication, means (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money, (ii) all obligations of such Person in respect of letters of credit, bankers’ acceptances, and bank guaranties issued for the account of such Person, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (A) the outstanding amount of such Indebtedness and (B) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all capitalized lease obligations of such Person, (v) all Contingent Obligations of such Person, (vi) as of any date of determination, all obligations under any interest rate hedging or under any similar type of agreement to the extent of the amount due if such agreement were to be terminated on such date of determination, and (vii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are either (x) not overdue by 90 days or more or (y) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted).

“Indemnified Liabilities.”  This term shall have the meaning set forth in Section 16.3.

“Indemnitees.”  This term shall have the meaning set forth in Section 16.3.

“Indenture Trustee.” Any Indenture Trustee under any Master Indenture Document.

“Independent Accountant.”  Any “Big 4” or other nationally or regionally recognized accounting firm that is reasonably acceptable to the Administrative Agent and that is independent with respect to TAL Group and its Subsidiaries within the meaning of the Securities Act of 1933, as amended, and the applicable published rules and regulations thereunder.

“Intercompany Note.”  A promissory note evidencing intercompany loans (other than intercompany Indebtedness pursuant to the Master Indenture Documents or any other Permitted Securitization) made pursuant to Section 9.4(v), substantially in the form of Exhibit J hereto.

“Intercompany Subordination Agreement.”  That certain Intercompany Subordination Agreement, among the Borrower and its Subsidiaries, dated as of the Effective Date, in favor of the Administrative Agent for the benefit of the Lenders, as such agreement may be amended, modified, restated or supplemented from time to time in accordance with its terms.

“Interest Period.”  In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.2 hereof, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months with respect to such Loan; provided that:

(a)           the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

(b)           if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(c)           any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d)           no Interest Period shall extend beyond the Availability Termination Date; and

(e)           there shall be no more than ten (10) different Interest Periods applicable to LIBOR Rate Loans outstanding at any time.

“Investments.”  Any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by any Person.  In determining the aggregate amount of Investments outstanding at any particular time:  (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

“Issuing Lender.”  RBS in respect of any standby letter of credit and any other Lender that may agree from time to time to issue any documentary letter of credit, each in its capacity as issuer of any Letter of Credit, or any successor thereto.

“L/C Commitment.”  The lesser of (a) Five Million Dollars ($5,000,000) and (b) the Aggregate Commitments.

“L/C Facility.”  The letter of credit facility established pursuant to Section 3 hereof.

“L/C Obligations.”  At any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of Reimbursement Obligations which have not then been reimbursed pursuant to Section 3.7 hereof, less (c) the aggregate amount of cash collateral provided pursuant to Section 2.4, 3.3 or otherwise.

“L/C Participants.”  The collective reference to all the Lenders other than the Issuing Lender.

“Lease.”  All leases or contracts for use or hire of a Container, Chassis or other assets by a Lessee and TAL Group or any of its Consolidated Subsidiaries, as lessor, including, without limitation, Finance Leases.

“Lender Affiliate.”  With respect to any Lender, an Affiliate of such Lender.

“Lenders.”  RBS and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to Section 15.

“Lessee.”  Any obligor under a Lease.

“Letters of Credit.”  This term shall have the meaning assigned thereto in Section 3.1 hereof.

“Leverage Ratio.”  As of a date of determination, the ratio of (a) Consolidated Funded Debt, to (b) Consolidated Tangible Net Worth.

“LIBOR.”  The rate of interest per annum determined on the basis of the rate for deposits in Dollars, in amounts substantially equal to the amount of the LIBOR Rate Loan to which such LIBOR Rate will apply, for a period equal to the applicable Interest Period which appears on a nationally recognized service selected by the Administrative Agent, such as the Telerate Page 3750 (the “Service”) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period.  If, for any reason, such rate does not appear on the Service, then LIBOR shall be determined by the Administrative Agent to be the arithmetic average (rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100%)) of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable LIBOR Rate Loan.

“LIBOR Rate.”  A rate per annum (rounded upwards, if necessary, to the next higher one-hundredth of one percent (1 /100%)) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate	= LIBOR

1.00 -Eurodollar Reserve Percentage

“LIBOR Rate Loan.”  A Loan bearing interest calculated by reference to the LIBOR Rate.

“Lien.”  Any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or other), charge, preference, priority or other security agreement of any kind or nature whatsoever (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute (other than any unauthorized notice filing for which there is not otherwise any underlying Lien or obligation), and any lease having substantially the same effect as the foregoing).

“Loan.”  Individually, any Revolving Credit Loan or Swing Line Loan and Loans means, collectively, all of such Loans.

“Loan Documents.”  This Credit Agreement, the Notes, each Guaranty, the Securitization Intercreditor Agreement, the Intercompany Subordination Agreement, any Control Agreement, the Master Assignment and Resignation Agreement, the Engagement Letter, any Trust Agreement and the Security Documents and each certificate, agreement or document executed by a Credit Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to the foregoing.

“Loan Request.”  This term shall have the meaning set forth in Section 2.2.

“Majority Lenders.”  As of any date of determination, any single Lender or multiple Lenders having Commitments in the aggregate in excess of fifty percent (50%) of the Aggregate Commitments or, if the Commitments have been terminated, any single or multiple Lenders holding in the aggregate more than fifty percent (50%) of the aggregate outstanding Extensions of Credit; provided that the Commitment of, and the portion of the outstanding Extensions of Credit held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Management Agreement.”  Each of the following (i) the Amended and Restated Management Agreement, dated as of April 12, 2006, between the Borrower and TAL Advantage I LLC, (ii) that certain Management Agreement, dated as of March 27, 2008, between the Borrower and TAL Advantage II LLC, (iii) that certain Management Agreement, dated as of October 23, 2009, between the Borrower and TAL Advantage III LLC and (iv) that certain Management Agreement, dated as of June 28, 2010, between the Borrower and TAL Advantage IV LLC.

“Margin Stock.”  The term shall have the meaning provided in Regulation U.

“Master Assignment and Resignation Agreement.” This term shall have the meaning specified in the preamble of this Credit Agreement.

“Master Indenture.”  Each of (i) the Amended and Restated Indenture, dated as of April 12, 2006, between TAL Advantage I LLC and U.S. Bank National Association, as indenture trustee, (ii) the Indenture, dated as of March 27, 2008, between TAL Advantage II LLC and U.S. Bank National Association, a national banking association, (iii) the Indenture, dated as of October 23, 2009, between TAL Advantage III LLC, and Wells Fargo Bank, National Association, as the Indenture Trustee, and (iv) the Indenture, dated as of June 28, 2010, between TAL Advantage IV LLC, and Wells Fargo Bank, National Association, as the Indenture Trustee.

“Master Indenture Documents.”  The Master Indenture and all other “Transaction Documents” (as such term is defined in the Master Indenture), in each case, as amended, supplemented, replaced, extended or otherwise modified from time to time.

“Material Adverse Effect.”  With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a)           a material adverse effect on the business, financial condition or operations of the Borrower and its Restricted Subsidiaries taken as a whole; or

(b)           a material adverse effect on the ability of the Borrower to perform any of its monetary Obligations under any of the Loan Documents.

“Moody’s.”  Moody’s Investor Service, Inc., or any successor thereto.

“Multiemployer Plan.”  Any multiemployer plan, as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any ERISA Affiliate shall have any liability.

“Net Book Value.”  With respect to a Container or a Chassis, as the case may be, as of any date of determination, one of the following amounts:

(A)          with respect to a Container or Chassis that as of such date of determination is subject to a Finance Lease, the net book value, as determined in accordance with GAAP, of such Container or Chassis as of the last day of the month immediately preceding such date of determination; or

(B)          with respect to a Container or Chassis that as of such date of determination is not subject to a Finance Lease, the excess of (i) the Original Equipment Cost of such Container or Chassis, over (ii) the accumulated depreciation with respect to such Container or Chassis, calculated as of the last day of the immediately preceding month utilizing the Credit Agreement Depreciation Policy; (it being understood that any portion of the Original Equipment Cost of such Container or Chassis that is attributable to an improvement to such Container or Chassis pursuant to clause (B)(iii) of the definition of “Original Equipment Cost”, shall, notwithstanding the foregoing, be depreciated over the remaining depreciation period of such Container or Chassis from and after the date of such improvement, in each case, as determined in accordance with the Credit Agreement Depreciation Policy).

With respect to any Collateral other than Containers and Chassis, Net Book Value shall be determined in accordance with GAAP.

“Non-Excluded Taxes.”  Any taxes other than:

(i)            income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income of any Lender or the Administrative Agent under the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which such Lender or the Administrative Agent is organized or in which the principal office or funding office of such Lender or the Administrative Agent is located;

(ii)           any deduction, withholding or other imposition of taxes that arises as a result of a present or former connection between any Lender or the Administrative Agent and the relevant jurisdiction imposing such tax, including carrying on business in, having a branch, agency or permanent establishment in, or being resident in such jurisdiction but excluding any such connection which arises solely as a result of such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document or otherwise solely by virtue of the Loan Documents; and

(iii)          in the case of a Non-U.S. Lender, any U.S. federal  withholding tax that (a) is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.2.2 or (y) if such Non-U.S. Lender is an assignee pursuant to a request by the Borrower under Section 16.13, or (b) is attributable to such Non-U.S. Lender’s failure to comply with Sections 5.2.3 or 5.2.4.

“Non-U.S. Lender.”  This term shall have the meaning set forth in Section 5.2.3.

“Notes.”  Collectively the Revolving Credit Notes and the Swing Line Note and Note means any of such Notes.

“Obligations.”  All advances to, and debts, liabilities, obligations, covenants and duties of, TAL Group, any Subsidiary Guarantor or the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest (including post petition interest) and fees that accrue after the commencement by or against TAL Group or the Borrower of any proceeding under any the Bankruptcy Code of the United States, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Original Administrative Agent.”  This term shall have the meaning specified in the preamble of this Credit Agreement.

“Original Credit Agreement.”  This term shall have the meaning specified in the preamble of this Credit Agreement.

“Original Control Agreement.”  That certain Deposit Account Credit Agreement, dated as of August 15, 2007, by and among the Borrower, the Original Administrative Agent and Citibank, N.A., as securities intermediary, as may be amended, restated, supplemented or modified from time to time.

“Original Effective Date.”  August 15, 2007.

“Original Equipment Cost.”  As of any date of determination for a Container or a Chassis, as the case may be, an amount equal to the sum of (i) the greater of (A) the vendor’s or manufacturer’s invoice price of such Chassis or Container and (B) with respect to those Chassis and Containers that were acquired by Borrower through an asset purchase or other acquisition, the purchase price allocated to such Chassis or Container by Borrower in the acquisition of such Chassis or Container, plus (ii) reasonable and customary inspection, transport and initial positioning costs necessary to put such Container or Chassis in service, plus (iii) the cost of any improvement to such Container that has been capitalized in accordance with GAAP.

“Original Intercompany Subordination Agreement.” That certain Intercompany Subordination Agreement, dated as of November 3, 2004, executed by and among the Borrower and its Subsidiaries in favor of Fortis Capital Corp. and which was relied upon by the Original Administrative Agent for the benefit of the Original Lenders in respect of all rights and benefits agreed to by the Borrower and its Subsidiaries, in favor of Fortis Capital Corp. and any other lender thereto, to inure to the benefit of the Original Administrative Agent for the benefit of the Original Lenders.

“Original Lenders.”  PNC Bank, as successor in interest to National City Bank, BNP Paribas, as successor in interest to Fortis Capital Corp. and Bank of America, N.A.

“Original Loan Documents.” The Original Credit Agreement, the Original Guaranty, the Securitization Intercreditor Agreement, the Intercompany Subordination Agreement, the Original Control Agreement, any Trust Agreement and the Original Security Documents and each note executed in favor of the Original Lenders, each certificate, agreement or document executed by a Credit Party and delivered to the Original Administrative Agent or the Original Lenders in connection with or pursuant to the Original Credit Agreement.

“Original Parent Guaranty.”  That certain Guaranty, dated as of August 15, 2007, by TAL Group, in favor of the Original Administrative Agent for the benefit of the Original Lenders.

“Original Pledge Agreement.”  That certain Pledge Agreement, dated as of August 15, 2007, by the Borrower in favor of the Original Administrative Agent for the benefit of the Original Lenders.

“Original Security Agreement.”  That certain Security Agreement, dated as of August 15, 2007, by the Borrower in favor of the Original Administrative Agent for the benefit of the Original Lenders.

“Original Subsidiary Guaranty.”  That certain Subsidiary Guaranty, dated as of August 15, 2007, (x) by TAL International Structured Inc., and (y) Box Rent, Inc., in each case in favor of the Original Administrative Agent for the benefit of the Original Lenders; provided, that as of the Effective Date Box Rent, Inc. shall be released as a guarantor under the Subsidiary Guaranty, dated as of August 15, 2007 executed by it in favor of the Original Administrative Agent for the benefit of the Original Lenders and such Subsidiary Guaranty shall be deemed to be terminated.

“Other Taxes.”  This term shall have the meaning set forth in Section 5.2.2(b).

“Parent Guaranty.”  The Amended and Restated Guaranty, dated as of November 30, 2011, by TAL Group Inc., in favor of the Administrative Agent for the benefit of the Lenders (as may be amended, restated, supplemented or modified from time to time), amending and restating the Original Parent Guaranty in its entirety.

“Participant.”  This term shall have the meaning set forth in Section 15.4 hereof.

“Patriot Act.”  This term shall have the meaning set forth in Section 16.15.

“Payment Date.”  With respect to any payment one of the following:  (i) as to Commitment Fees and interest payments on any Base Rate Loan, the last Business Day of the calendar quarter with respect to interest accrued during such calendar quarter; (ii) as to interest payments on LIBOR Rate Loan in respect of which the Interest Period is (a) three months or less, the last day of such Interest Period and (b) more than three months, the date that is three months from the first day of such Interest Period and, in addition, the last day of such Interest Period or (iii) as to principal payments, the Availability Termination Date (or, as to any Swing Line Loan, such earlier date as to which the Swing Line Lender may demand payment).

“PBGC.”  The Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Business.”  The purchase, operation, management, administration, storage, leasing, financing and sale of equipment and other capital assets which are used in connection with the transportation of freight and any activities that are substantially similar, related, complementary, ancillary or incidental thereto.  Such equipment and other capital assets shall include, without limitation, intermodal containers, chassis, port equipment, harbor vessels, trucks, cranes and other equipment and other capital assets used in connection with the transportation of freight.  The logistics business, management services business, the purchase and resale business, the static storage business, the finance lease business and all other businesses and activities engaged in by the Borrower or its Subsidiaries on the Effective Date, and any activities that are substantially similar, related, complementary, ancillary or incidental thereto or extensions thereof, are also deemed to be a Permitted Business.  For the avoidance of doubt, all activities contemplated by the Master Indenture Documents and all activities related to a Permitted Securitization shall be deemed to be a “Permitted Business” hereunder.  While the parties intend for this definition to be interpreted broadly, they agree, however, that the purchase, operation, storage, leasing, financing and sale of international container ships shall not be considered a “Permitted Business” hereunder.

“Permitted Hedging Agreement.”  A Hedging Agreement to which the Borrower or any of its Restricted Subsidiaries is a party so long as such Hedging Agreement, (a) is designed to protect such Person against fluctuations in those interest rates, exchange rates, forward rates or commodity prices that normally arise in connection with such Person’s ordinary course of business or as otherwise required to be entered into by such Person pursuant to, and in accordance with, the terms of any Loan Document, and (b) is a bona fide hedging activity and is not for speculative purposes.

“Permitted Indebtedness.”  This term shall have the meaning set forth in Section 9.4 hereof.

“Permitted Liens.”  This term shall have the meaning set forth in Section 9.3 hereof.

“Permitted Securitization.”  Each of (A) the transactions effected or to be effected from time to time pursuant to the Master Indenture Documents, and (B) any other transaction pursuant to which (i) the Borrower and/or its Respective Subsidiaries either (x) sells, conveys or otherwise transfers, or grants a security interest in, containers or chassis, leases and other related assets or (y) sells, conveys, issues or otherwise transfers or grants a security interest in a SUBI, in either case, to a Special Purpose Vehicle or any other Person (other than the Borrower or any of its respective Subsidiaries), (ii) such Special Purpose Vehicle or such other Person issues Indebtedness (or interests therein) that is secured by such containers or chassis, leases and other related assets (or by a SUBI), (iii) neither the Borrower nor any of its Restricted Subsidiaries (other than a Special Purpose Vehicle) has any obligation to maintain such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than those related to or incidental to the relevant Permitted Securitization) and (iv) none of the holders of the related Indebtedness shall have recourse to the Borrower or any of its Restricted Subsidiaries (other than a Special Purpose Vehicle) for credit losses on leases or the inability of the containers or chassis, in each case subject to the Permitted Securitization, to generate sufficient cash flow to repay such Indebtedness issued by such entity.

“Permitted Transaction.  Any of the following transactions:

(i)            any Permitted Securitization, including, without limitation, any sale, contribution or other transfer of Containers, Chassis, Leases and Related Assets in connection with a Permitted Securitization from time to time so long as no Default or Event of Default is then continuing (or would result from such sale, contribution or transfer of containers, chassis, leases and related assets or a SUBI);

(ii)           any Lease in the ordinary course of business;

(iii)          any merger, consolidation, dissolution or liquidation of any Restricted Subsidiary of the Borrower with and into the Borrower (so long as the Borrower is the surviving corporation of such merger, consolidation, dissolution or liquidation);

(iv)          any merger, consolidation, dissolution or liquidation of any Restricted Subsidiary of the Borrower with and into any other Restricted Subsidiary of the Borrower;

(v)           any sale, assignment, transfer, conveyance or other disposition of assets by the Borrower to any Restricted Subsidiary of the Borrower;

(vi)          any sale, assignment, transfer, conveyance or other disposition of assets by any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower;

(vii)         any sale, assignment, transfer, conveyance or other disposition by the Borrower or any Restricted Subsidiary of the Borrower of any Cash Equivalents;

(viii)        any disposition of used, obsolete, uneconomic, worn-out or surplus assets of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(ix)          any sale, assignment, transfer, conveyance or other disposition by the Borrower or any Restricted Subsidiary of the Borrower of Containers, Chassis or other assets to their respective Lessees in the ordinary course of business pursuant to (A) a Finance Lease that is originated in the ordinary course of business, (B) a purchase option contained in any Lease with such Lessee that was originated in the ordinary course of business or (C) any other arm’s length transaction with a Person that is not an Affiliate of the Borrower entered into in the ordinary course of business; and

(x)           any other sale or disposition by the Borrower or any Restricted Subsidiary of the Borrower of Containers, Chassis or other assets that will result in net sales proceeds (after deducting any costs incurred in connection with each such sale) of not less than the sum of the net book values, determined in accordance with GAAP, of the Containers, Chassis or other assets that were sold.

“Person.”  An individual, any partnership, a corporation, a joint venture, a trust, an unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan.”  Any employee pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates is an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement.”  That certain Amended and Restated Pledge Agreement, dated as of November 30, 2011, by the Borrower in favor of the Administrative Agent and the Collateral Agent for the benefit of the Lenders (as may be amended, restated, supplemented or modified from time to time), amending and restating the Original Pledge Agreement in its entirety.

“Pledge Agreement Collateral.”  This term shall mean all of the “Collateral” as defined in the Pledge Agreement.

“Preferred Equity.”  With respect to the Capital Stock of any Person means Capital Stock of such Person (other than common stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class of such Person.

“Prime Rate.”  At any time, the rate of interest per annum announced from time to time by RBS as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs.  The parties hereto acknowledge that the rate announced by RBS as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“RBS.” This term shall have the meaning specified in the preamble of this Credit Agreement.

“Record.”  Any grid attached to a Note, or the continuation of any such grid, or any other similar record, including computer records, maintained by the Administrative Agent with respect to any Loan referred to in such Note.

“Refinance.”  In respect of any security or Indebtedness, means to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part.  Refinanced and Refinancing shall have correlative meanings.

“Refinancing Indebtedness.”  Any Refinancing by the Borrower or any Restricted Subsidiary of the Borrower of Indebtedness permitted by or incurred in accordance with clause (i), (ii), (v), (vi), (vii), (viii), (ix), (xii), (xiv), (xv) or (xvi) of Section 9.4, in each case that does not:

(1)           have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (x) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing plus (y) the amount of fees, expenses, premium, defeasance costs and accrued but unpaid interest relating to the Refinancing of such Indebtedness being Refinanced; or

(2)           create Indebtedness with:  (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced.

“Register.”  This term shall have the meaning set forth in Section 15.3.

“Regulation T.”  Regulation T of the Board of Governors of the Federal Reserve System as from to time in effect and any successor to all or any portion thereof.

“Regulation U.”  Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X”.  Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

“Reimbursement Obligation.”  The obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.7 hereof for amounts drawn under Letters of Credit.

“Related Assets.”  With respect to any Container or Chassis owned by any Person:  (i) all of such Person’s right, title and interest in and to, but none of its obligations under, any agreement between such Person and the manufacturer of each such Container or Chassis pursuant to which such Person acquired a Container or Chassis from such manufacturer, and all amendments, additions and supplements hereafter made with respect thereto, (ii) all of such Person’s right, title and interest in and to any Lease which such Container or Chassis is subject to from time to time, (iii) all right, title and interest of such Person in and to all payments, proceeds and other amounts in respect of such Container or Chassis (or any Lease to which such Container or Chassis is subject) which have accrued but have not been paid and (iv) all payments, proceeds and income of the foregoing or related thereto.

“Related Parties.”  With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Restricted Subsidiary.”  With respect to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary of such Person.

“Returns.”  This term shall have the meaning set forth in Section 7.17.

“Revolving Credit Facility.”  The revolving credit facility established under Section 2.1 hereof.

“Revolving Credit Loan.”  Any loan made by a Lender to the Borrower pursuant to Section 2.1 hereof, and all such loans collectively as the context requires.

“Revolving Credit Note.”  Any Revolving Credit Note made by the Borrower and payable to the order of a Lender, substantially in the form of Exhibit C-1 hereto, evidencing the Revolving Credit Loans made by such Lender, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Period.”  The period commencing on the Effective Date and ending on the Availability Termination Date.

“SEC.”  The United States Securities and Exchange Commission.

“Secured Obligations.”  Collectively, (a) the Obligations and (b) any obligations under or arising out of Hedging Agreements that have been or will be entered into by Borrower with any Hedge Counterparty from time to time; provided that, no obligations under or arising out of any Hedging Agreement which are secured by any Lien on any property or assets other than the Collateral shall be Secured Obligations.

“Secured Parties.”  The Administrative Agent, the Lenders, the Issuing Lender and all other Persons referred to in any of the Loan Documents as a beneficiary of the security interests granted therein and all other holders of Secured Obligations including, without limitation, any and all Hedge Counterparties.

“Securitization Intercreditor Agreement.”  That certain intercreditor agreement among Borrower, TAL Advantage I LLC, a Delaware limited liability company, Fortis Capital Corp., a Connecticut corporation and the Indenture Trustee, dated as of April 12, 2006, as such agreement may be amended, modified, restated or supplemented from time to time in accordance with its terms.

“Security Agreement.”  That certain Amended and Restated Security Agreement, dated as of November 30, 2011 by the Borrower in favor of the Administrative Agent and the Collateral Agent for the benefit of the Lenders (as may be amended, restated, supplemented or modified from time to time), amending and restating the Original Security Agreement in its entirety.

“Security Documents.”  The Security Agreement, the Pledge Agreement, the Original Control Agreement and other instruments and documents, including, without limitation, Uniform Commercial Code financing statements (or documents of similar import) and filings made with the United States Patent and Trademark Office and United States Copyright Office, required to be executed or delivered pursuant to any Security Document.

“Senior Designated Officer.”  The Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Borrower.

“Specified Collateral Value.” Has the meaning specified in Section 6.2.

“Specified Hedging Agreement”.  Any Permitted Hedging Agreement entered into by  the Borrower or any of its Restricted Subsidiaries with a Hedge Counterparty secured by a Lien on the Collateral granted under the Security Documents.

“Special Purpose Vehicle.”  A corporation, partnership, trust, limited liability company or other entity that is formed by the Borrower or one of its Subsidiaries for the purpose of purchasing or financing assets of the Borrower and/or its Subsidiaries pursuant to any Permitted Securitization and that is designated as a “Special Purpose Vehicle” in a written notice delivered to the Administrative Agent by the Borrower.  As of the Effective Date, TAL Advantage I LLC, TAL Advantage II LLC, TAL Advantage III LLC and TAL Advantage IV LLC are the designated Special Purpose Vehicles.

“Specialized Containers.”  All refrigerated containers, tank containers, special purposes containers, open top containers, flat rack containers, bulk containers, high cube containers (other than 40’ high cube dry containers), cellular palletwide containers and all other types of containers other than standard dry cargo containers.

“S&P.”  Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“State.”  Any state of the United States of America.

“SUBI.”  A special unit of beneficial interest in a Trust.  References to a SUBI shall be deemed to include, where applicable, references to one or more certificates representing such SUBI.

“Subsidiary.”  With respect to (i) any Person shall mean and include any corporation, partnership, association, limited liability company, joint venture or other entity more than 50% of whose Voting Stock is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) in addition, with respect to the Borrower, shall also mean any Trust.

“Subsidiary Guarantor.”  Each Person that has executed and delivered to the Administrative Agent a Subsidiary Guaranty pursuant to Section 8.8 hereof, and as of the Effective Date shall include each Domestic Subsidiary (other than Box Rent, Inc.); provided, however, that the term Subsidiary Guarantor shall not include TAL Advantage I LLC or any other Special Purpose Vehicle created in connection with a Permitted Securitization or any Unrestricted Subsidiary.

“Subsidiary Guaranty.”  That certain Amended and Restated Guaranty, dated as of November 30, 2011 executed by TAL International Structured, Inc. (as may be amended, restated, supplemented or modified from time to time), amending and restating the Original Subsidiary Guaranty in its entirety.

“Surviving Entity.”  This term shall have the meaning set forth in Section 9.2(a).

“Swing Line Commitment.”  The obligation of the Swing Line Lender to make Swing Line Loans to the Borrower up to a specified maximum principal amount as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.  On the Effective Date , the Swing Line Commitment shall be Ten Million Dollars ($10,000,000).

“Swing Line Facility.”  The swing line facility established under Section 2.10 hereof.

“Swing Line Lender.”  RBS, in its capacity as swing line lender hereunder.

“Swing Line Loan.”  Any swing line loan made by the Swing Line Lender to a Borrower pursuant to Section 2.10 hereof, and all such swing line loans collectively as the context requires.

“Swing Loan Maturity Date.”  With respect to any Swing Line Loan, the due date for such Swing Line Loan, as established by the Swing Line Lender and agreed to by the Borrower, which date shall be a date less than 10 Business Days following the date such Swing Line Loan was made.

“Swing Line Note.”  The Swing Line Note made by the Borrower and payable to the order of the Swing Line Lender, substantially in the form of Exhibit C-2 hereto, evidencing the Swing Line Loans, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Systems/Organizational Establishment Expenses.”  The aggregate of all expenditures (whether paid in cash or accrued as liabilities) by TAL Group and the Consolidated Subsidiaries in establishing, implementing, integrating or replacing financial, information technology and other similar systems of TAL Group and its Consolidated Subsidiaries.

“TAL Group.”  TAL International Group, Inc., a corporation organized under the laws of the State of Delaware and its successors and permitted assigns.

“Termination Value.”  As of any date of determination with respect to any Specified Hedging Agreement, (a) for any date on or after the date such Specified Hedging Agreement has been closed out and the termination value thereof determined in accordance therewith, such termination value payable by the Borrower or any of its Restricted Subsidiaries, and (b) for any

date prior to the date referenced in clause (a), the aggregate amount payable by the Borrower or any Restricted Subsidiary for such Specified Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in Hedging Agreements selected by Borrower in good faith (which may include, without limitation, the Hedge Counterparty, or any Lender, or any of their respective affiliates).

“Trading With the Enemy Act.”  This term shall have the meaning set forth in Section 7.20.

“Trust.”  Any titling trust established by, or on behalf of, the Borrower in order to serve as the registered owner of Chassis.

“Trust Account.”  This term shall have the meaning forth in the Master Indenture.

“Trust Agreement.”  Any trust agreement pursuant to which a Trust is established.

“Type.”  As to all or any portion of any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

“Unrestricted Subsidiary.”  With respect to any Person, (i) any Subsidiary of such Person organized or acquired directly or indirectly by TAL Group after the Effective Date that substantially contemporaneously with such organization or acquisition, such Person designates as an “Unrestricted Subsidiary” by written notice to the Administrative Agent and (ii) any other existing Unrestricted Subsidiary of such Person.  So long as no Default or Event of Default shall result therefrom, the Borrower may designate any Unrestricted Subsidiary as a “Restricted Subsidiary” by written notice to the Administrative Agent.  As of Effective Date, all of the Subsidiaries of the Borrower set forth on Schedule 7.13 of the Effective Date Officer’s Certificate are Restricted Subsidiaries, and, after the Effective Date, such Subsidiaries shall not be permitted to be Unrestricted Subsidiaries.

“UCC.”  The Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

“Uniform Customs.” means, in the case of (i) standby Letters of Credit, the International Standby Practices ISP98 (1998), International Chamber of Commerce Publication No. 590, as the same may be amended or revised from time to time, and (ii) documentary Letters of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600, as the same may be amended or revised from time to time.

“Voting Stock.”  Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right to so vote exists by reason of the happening of a contingency.

“Weighted Average Life to Maturity.”  When applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying:

(A)          the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(B)          the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly-Owned Subsidiary.”  As to any Person, (i) any corporation 100% of whose Capital Stock (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Capital Stock at such time (other than director’s qualifying shares and/or other nominal amounts of interests required by applicable law to be held by Persons other than such Person).

“Withdrawal Liability.”  Liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2          RULES OF INTERPRETATION.

(a)           A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b)           The singular includes the plural and the plural includes the singular.

(c)           A reference to any law includes any amendment or modification to such law.

(d)           A reference to any Person includes its successors and permitted assigns.

(e)           Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)            The words “include”, “includes”, and “including” are not limiting.

(g)           All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the terms “instrument” and “chattel paper” being that defined under Article 9 of the Uniform Commercial Code.

(h)           Reference to a particular Section refers to that section of this Credit Agreement unless otherwise indicated.

(i)            The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j)            Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k)           This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l)            This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent, the Lenders and the Borrower and are the product of discussions and negotiations among all parties.  Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

1.3          USE OF DEFINED TERMS.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Credit Agreement shall have such meanings when used in the Schedules attached hereto and in each other Loan Document, notice and other communication delivered from time to time in connection with this Credit Agreement or any other Loan Document.

1.4          ACCOUNTING AND FINANCIAL DETERMINATIONS.  Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including computation of the financial ratios and covenants contained in Section 10) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

2.                                      COMMITMENTS OF LENDERS.

2.1                               COMMITMENTS TO MAKE LOANS.  Subject to the terms and conditions of this Credit Agreement, each Lender severally agrees to make loans (“Revolving Credit Loans”) to the Borrower from time to time from the Effective Date through the Availability Termination Date as requested by the Borrower in accordance with the terms of Section 2.2 hereof; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) plus all outstanding Swing Line Loans and L/C Obligations shall not exceed the Aggregate Commitment; and (b) the sum of (i) the principal amount of outstanding Revolving Credit Loans (after giving effect to any amount requested) from any Lender to the Borrower plus (ii) the product of (x) such Lender’s Commitment Percentage multiplied by (y) the aggregate outstanding L/C Obligations and Swing Line Loans, shall not at any time exceed such Lender’s Commitment as set forth on Schedule 1 hereto.  Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Revolving Credit Loan requested on such occasion.  Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Availability Termination Date.

2.2                               REQUESTS FOR REVOLVING CREDIT LOANS.  The Borrower shall give to the Administrative Agent irrevocable written notice in the form of Exhibit B hereto (or telephonic notice promptly confirmed in a writing in the form of Exhibit B hereto) of its intention to borrow each Revolving Credit Loan requested hereunder (a “Loan Request”), no later than 11:00 a.m. (New York time) (i) on the date of each Base Rate Loan request and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be in an amount equal to the amount of the Aggregate Commitment then available to the Borrower, or if less, (x) with respect to Base Rate Loans, in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, and (y) with respect to LIBOR Rate Loans, in an aggregate principal amount of $5,000,000 or a whole multiple of $100,000 in excess thereof, (C) whether the Revolving Credit Loans are to be LIBOR Rate Loans, Base Rate Loans, or, if a combination thereof, the amount allocated to each and (D) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto.  Notices received after 11:00 a.m. (New York time) shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Lenders of each Loan Request.

2.3                               THE NOTES.  The Revolving Credit Loans of each Lender shall be evidenced, at the request of such Lender, by a separate Revolving Credit Note, in a maximum principal amount equal to such Lender’s Commitment to make Revolving Credit Loans.  The Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Funding Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Lender’s Revolving Credit Note, an appropriate notation on such Revolving Credit Note reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Revolving Credit Loans set forth on any Revolving Credit Note shall be prima facie evidence absent manifest error of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Revolving Credit Note shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Revolving Credit Note when due.

2.4                               TERMINATION OR REDUCTION OF COMMITMENTS.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 3:00 p.m. (New York time) three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) each permanent reduction permitted or required pursuant to this Section 2.4 shall be accompanied by a payment of principal to the extent the aggregate outstanding Loans and Reimbursement Obligations exceed the reduced amount of the Aggregate Commitment.  If the reduced amount of the Aggregate Commitment, less all outstanding Loans and Reimbursement Obligations, is less than the aggregate amount then undrawn and unexpired in respect of all outstanding Letters of Credit, the Borrower shall be required to deposit in a cash collateral account opened by the Administrative Agent an amount equal to such difference.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Commitment Percentage.  All fees accrued until the effective date of any termination or reduction of the Aggregate Commitments shall be paid on the effective date of such termination or reduction.

2.5                               REPAYMENT OF REVOLVING CREDIT LOANS.  The unpaid principal balance of, and all accrued interest and other amounts owing on, or with respect to, the Revolving Credit Loans shall be payable in full on the earlier to occur of (x) the Availability Termination Date and (y) the date on which the Revolving Credit Loans and the other Obligations have been declared due and payable in accordance with the provisions of Section 13.1 hereof.

2.6                               FUNDING BY LENDERS; PRESUMPTION BY ADMINISTRATIVE AGENT.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Funding Date that such Lender will not make available to the Administrative Agent such Lender’s share of such requested Revolving Credit Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1, and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable requested Revolving Credit Loan available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand (a) such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to, but excluding, the date of payment to the Administrative Agent, at, in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) and an administrative fee of $200.  If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s portion of the requested Revolving Credit Loan.

2.7                               FAILURE TO SATISFY CONDITIONS PRECEDENT.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the provisions of this Credit Agreement, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Sections 11 and 12 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

2.8                               OBLIGATIONS OF LENDERS SEVERAL.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to this Credit Agreement are several and not joint.  The failure of any Lender to make any Loan or to make any payment under this Credit Agreement on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under this Credit Agreement.

2.9                               REVOLVING CREDIT FACILITY.  The credit facility evidenced by this Credit Agreement is a revolving credit facility.  Accordingly, the Borrower will, subject to compliance with the terms of this Credit Agreement, have the right during the Revolving Credit Period to reborrow any amounts repaid to the Lenders in accordance with the terms of this Credit Agreement.

2.10                        SWING LINE LOANS.

2.10.1                                 AVAILABILITY.  Subject to the terms and conditions of this Agreement, the Swing Line Lender agrees to make Swing Line Loans to the Borrower from time to time from the Effective Date through, but not including, the Availability Termination Date; provided, that the aggregate outstanding principal amount of all Swing Line Loans (after giving effect to any amount requested), shall not at any time exceed the lesser of (i) the Aggregate Commitment less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (ii) the Swing Line Commitment.  The Borrower shall give to the Swing Line Lender a written Loan Request for each Swing Line Loan requested hereunder no later than 2:00 p.m. (New York time) on the proposed Funding Date.  Each borrowing of a Swing Line Loan must be in a principal amount of at least $500,000 or a whole multiple of $100,000 in excess thereof.  Each Swing Line Loan shall reduce the Aggregate Commitments on a dollar-for-dollar basis.

2.10.2                                 REPAYMENT.  Unless otherwise agreed in writing, the Borrower shall repay the outstanding principal amount of each Swing Line Loan on the earliest to occur of (i) the Availability Termination Date, (ii) the Swing Line Maturity Date for that Swing Line Loan or (iii) upon the occurrence and during the continuation of any Default or Event of Default, following demand therefore by the Swing Line Lender.

2.10.3                                 REFUNDING.

(a)                                 If and to the extent Swing Line Loans are not repaid by the Borrower pursuant to Section 2.10.2 above, Swing Line Loans shall be refunded by the Lenders on demand by the Swing Line Lender.  Such refundings shall be made by the Lenders in accordance with their respective Commitment Percentages and shall thereafter be reflected as

Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent.  Each Lender shall fund its respective Commitment Percentage of Revolving Credit Loans as required to repay Swing Line Loans outstanding to the Swing Line Lender upon such demand by the Swing Line Lender but in no event later than 2:00 p.m. (New York time) on the next succeeding Business Day after such demand is made.  No Lender’s obligation to fund its respective Commitment Percentage of a Swing Line Loan shall be affected by any other Lender’s failure to fund its Commitment Percentage of a Swing Line Loan, nor shall any Lender’s Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage.

(b)                                 The Borrower shall pay to the Swing Line Lender on demand the amount of such Swing Line Loans to the extent amounts received from the Lenders pursuant to (a) above are not sufficient to repay in full the outstanding Swing Line Loans requested or required to be refunded.  If any portion of any such amount paid to the Swing Line Lender shall be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders that have not reimbursed the Swing Line Lender pursuant to clause (a) above in accordance with their respective ratable share (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swing Line Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received actual notice and which such Event of Default has not been waived by the Majority Lenders or the Lenders, as applicable).

(c)                                  Each Lender acknowledges and agrees that its obligation to refund Swing Line Loans in accordance with the terms of this Section 2.10.3(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 12 hereof.  Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swing Line Loans pursuant to this Section 2.10.3, one of the events described in Section 13.1(h) hereof shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made pursuant to Section 2.10.3(a) hereof, purchase an undivided participating interest in the Swing Line Loan to be refunded in an amount equal to its Commitment Percentage of the aggregate amount of such Swing Line Loan.  Each Lender will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation of any Swing Line Loan.  Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

2.10.4                                 SWING LINE NOTE.  The Swing Line Loans and the obligations of the Borrower to repay such Swing Line Loans shall, if requested by the Swing Line Lender, be evidenced by a Swing Line Note executed by Borrower payable to the order of the Swing Line Lender, in the maximum principal amount of the Swing Line Commitment.  The Swing Line Note shall be dated the Effective Date.

2.11                        INCREMENTAL COMMITMENT INCREASE.  Subject to the terms and conditions set forth below, prior to the Availability Termination Date, the total Aggregate Commitment may be increased from time to time (each a “Commitment Increase”), at the request of the Borrower and with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), provided that the aggregate amount of Commitment Increases shall not exceed $50,000,000 and the Aggregate Commitments following any Commitment Increase shall not exceed $150,000,000.  Each Commitment Increase shall be for a minimum of $5,000,000 or such lesser amount as is necessary to achieve $150,000,000 in total Commitment Increase (or increments of $1,000,000 in excess thereof, or any amount that would achieve the full $150,000,000 in total Commitment Increase) and shall be effectuated pursuant to the following procedures:

(a)                                 Not less than 10 days prior to the proposed effective date of any Commitment Increase, the Borrower shall notify the Administrative Agent in writing of their request for a Commitment Increase (an “Increase Request”), including the intended date and amount thereof.  All other terms and conditions applicable to such Commitment Increase shall be the same as applicable to the Commitment in general.  Such Increase Request shall be accompanied by a certificate from the Borrower signed by an Authorized Officer certifying to the Administrative Agent (i) and attaching the resolutions adopted by the Borrower approving or consenting to such increase, (ii) that no other approvals or consents from any Person are required by any such Person except to the extent they have been received, (iii) that no Default or Event of Default has occurred and is continuing, (iv) that the financial projections in form and substance reasonably acceptable to the Administrative Agent and demonstrating compliance with Section 10 throughout the term of this Agreement after giving effect to such Commitment Increase and (v) that the conditions precedent to all Loans set forth in Section 12 are satisfied as of such date.

(b)                                 The Administrative Agent shall promptly notify existing Lenders of such request by the Borrower, which request by Borrower shall include the identification of any particular existing Lenders (each an “Existing Participating Lender”) or proposed new lenders reasonably acceptable to the Administrative Agent (each a “New Participating Lender” and, collectively with all Existing Participating Lenders, the “Participating Lenders”) to fund such increase.  Evidence of the commitment of each Participating Lender to fund such amount of the Commitment Increase as is allocated to such Participating Lender by the Borrower will be obtained by Borrower from each Participating Lender and delivered to the Administrative Agent, which shall be in form and substance reasonably satisfactory to the Administrative Agent.  Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to agree to any Commitment Increase nor shall any Lender be obligated to participate in any Commitment Increase.  Participation in any such Commitment Increase shall be completely optional and at the sole discretion of each Lender.

Any Commitment Increase shall be effected by an increase in any one or more of the Existing Participating Lenders’ Commitments, and/or by the addition of the Commitments of New Participating Lender(s).

Notwithstanding the foregoing, final allocation of any Commitment Increase shall be at the sole discretion of the Administrative Agent and the Borrower; provided, that each Existing

Participating Lender agrees to accept any allocation amount designated by the Borrower and the Administrative Agent that is equal to or less than such portion of such Commitment Increase that the Existing Participating Lender previously committed to.

To the extent that any Commitment Increase is effected pursuant to this Section 2.11, the Administrative Agent and the Borrower shall amend Schedule 1 hereto to reflect such Commitment Increase, which amendment shall not require the additional consent of any Lender or other Person.

3.                                      LETTER OF CREDIT FACILITY.

3.1                               L/C COMMITMENT.  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.6(a) hereof, agrees to issue standby letters of credit in the case of RBS and documentary letters of credit in the case of any other Lender who may agree from time to time to issue documentary letters of credit (such standby letters of credit and documentary letters of credit, collectively herein, “Letters of Credit”) for the account of the Borrower or any of its Restricted Subsidiaries on any Business Day from the Effective Date through but not including the Availability Termination Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if:

(a)                                 there exists a Default or an Event of Default, or the issuance of such Letter of Credit would give rise to a Default or an Event of Default; or

(b)                                 after giving effect to such issuance:

(i)                                     the L/C Obligations would exceed the L/C Commitment;

(ii)                                  the L/C Obligations, plus the outstanding principal amount of Loans, would exceed the Aggregate Commitment; or

(iii)                               such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable law.

References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

3.2                               TERMS OF LETTERS OF CREDIT.  Subject, without limitation, to Section 3.1, each Letter of Credit shall:

(a)                                 be denominated in Dollars in a minimum amount of $100,000;

(b)                                 expire on a date which shall be no later than the earlier of:

(i)                                     one (1) year from the date of issuance, in the case of standby Letters of Credit (or such additional renewal period specified by the Borrower provided that no such renewal period shall extend beyond the date set forth in clause (iii) below);

(ii)                                  one (1) year from the date of issuance (or such other period as may be agreed between the Borrower and the applicable Issuing Lender), in the case of documentary Letters of Credit; or

(iii)                               in all cases, subject to Section 3.3, the fifteenth (15) day prior to the Availability Termination Date; and

(c)                                  be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

3.3                               CASH COLLATERAL FOR LETTERS OF CREDIT.

(a)                                 Notwithstanding the provisions of Section 3.2 requiring that the final expiry of each Letter of Credit be before the Availability Termination Date, the Issuing Lender may issue, upon Borrower’s request (if required or requested by a proposed beneficiary), a Letter of Credit which by its terms may be extended beyond the Availability Termination Date.  With respect to any such Letter of Credit issued hereunder, the Borrower hereby agrees that it will deliver before the Availability Termination Date collateral, of the type and in the amounts required by subparagraph (b) below and subject to subparagraph (c) below, in an amount equal to one hundred two percent (102%) of the outstanding undrawn and unexpired amount of each such Letter of Credit.

(b)                                 On the Availability Termination Date or upon the occurrence of and during the continuance of an Event of Default, the Administrative Agent may require (and in the case of an Event of Default occurring under Section 13.1(h) it shall be required automatically) that the Borrower deliver to the Administrative Agent cash or U.S. Treasury Bills with maturities of not more than ninety (90) days from the date of delivery (discounted in accordance with customary banking practice to present value to determine amount) in an amount equal at all times to one hundred two percent (102%) of the outstanding undrawn amount of all Letters of Credit, such cash or U.S. Treasury Bills and all interest earned thereon to constitute cash collateral for all such Letters of Credit.

(c)                                  Any cash collateral deposited under subparagraph (b) above, and all interest earned thereon, shall be held by the Administrative Agent and may be invested and reinvested, but only at the expense and the written direction of the Borrower, in Eligible Investments with maturities of no more than ninety (90) days from the date of investment.

3.4                               PROCEDURE FOR ISSUANCE OF LETTERS OF CREDIT.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit, or request that a Letter of Credit be amended or extended, by delivering to the Issuing Lender, with a copy to the Administrative Agent (if different) an application therefor in the form of Exhibit L, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.  Upon receipt of any application, the Issuing Lender shall process such application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Section 12 hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower.  The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.

3.5                               COMMISSIONS AND OTHER CHARGES.  The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit fee with respect to each Letter of Credit in an amount equal to the Applicable Margin for LIBOR Rate Loans, as of the date such fee is payable, on a per annum basis multiplied by the average daily face amount of such Letter of Credit during the period for which the fee is paid.  Such fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Availability Termination Date, based on the actual number of days in the quarter and a year of 360 days.  The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all such fees received by the Administrative Agent in accordance with their respective Commitment Percentages.

In addition to the foregoing fee, the Borrower shall pay the Issuing Lender a fronting fee of 0.125% on a per annum basis multiplied by the face amount, on the payment date, of each Letter of Credit.  Such fee shall be payable annually in advance on the date of issuance and each anniversary thereof.

The Borrower shall pay to the Issuing Lender upon request all normal and reasonable costs and expenses of the Issuing Lender in connection with the transfer, extension, modification or other administration of any Letter of Credit.

3.6                               L/C PARTICIPATIONS.

(a)                                 The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)                                 Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.6(a) hereof in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date.  If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.6(b) shall be conclusive in the absence of manifest error.  With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.6(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (New York time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (New York time) on any Business Day, such payment shall be due on the following Business Day.

(c)                                  Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section 3.6, the Issuing Lender receives any payment  related to such Letter of Credit (whether directly from the Borrower or otherwise,) or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its share thereof in accordance with its applicable Commitment Percentage; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.7                               REIMBURSEMENT OBLIGATION OF THE BORROWER.  The Borrower agrees to reimburse the Issuing Lender on each Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of such draft so paid or presented purporting to be drawn, provided that if such notice is provided after 3:00 p.m. (New York time) on a Business Day, such reimbursement shall be due on the next Business Day.  Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds.  Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Article III from the date such amounts are paid under the Letter of Credit (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans.  If the Borrower fails to timely reimburse the Issuing Lender on the date required by this Section 3.7, the Borrower shall be deemed to have timely given a Notice of Borrowing hereunder to the Administrative Agent requesting the Lenders to make a Base Rate Loan on such date in an amount equal to the amount of such drawing and, regardless of whether or not the conditions precedent specified in Section 12 hereof have been satisfied, the Lenders shall make Base Rate Loans in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.

3.8                               OBLIGATIONS ABSOLUTE.  The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligations) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit.  Except in each case to the extent of the gross negligence, bad faith or willful misconduct as determined in a final non-appealable judgment of a court of competent jurisdiction by the Issuing Lender, as applicable, (a) the Borrower agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.7 hereof shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, or any claims whatsoever of Borrower against any beneficiary of such Letter of Credit or any such transferee; (b) the Borrower assumes all risks of the acts or omissions of the beneficiary of each Letter of Credit with respect to the use of the Letter of Credit or with respect to the beneficiary’s obligations to Borrower; (c) the Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; (d) the Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the UCC shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to any Borrower; (e) the responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit; and (f) in furtherance and not in limitation of the foregoing, Administrative Agent may accept facially conforming documents without responsibility for further investigation, regardless of any notice or information to the contrary.

3.9                               GENERAL TERMS OF DOCUMENTARY LETTERS OF CREDIT.  The Borrower agrees to procure or to use commercially reasonable efforts to cause the beneficiaries of each documentary Letter of Credit to procure promptly any necessary import and export or other licenses for the import or export or shipping of any goods referred to in or pursuant to a Letter of Credit and to comply and to use commercially reasonable efforts to cause the beneficiaries to comply with all foreign and domestic governmental regulations with respect to the shipment and warehousing of such goods or otherwise relating to or affecting such Letter of Credit, including, without limitation, governmental regulations pertaining to transactions involving designated foreign countries or their nationals, and to furnish such certificates in that respect as the Issuing Lender or the Administrative Agent may at any time reasonably require.

In connection with each documentary Letter of Credit, neither the Issuing Lender, nor any correspondent, nor any Lender shall be responsible for:  (i) the existence, character, quality, quantity, condition, packing, value or delivery of the property purporting to be represented by documents; (ii) any difference in character, quality, condition or value of the property from that expressed in documents; (iii) the time, place, manner or order in which shipment of the property is made; (iv) partial or incomplete shipment referred to in such Letter of Credit; (v) the character, adequacy or responsibility of any insurer, or any other risk connected with insurance other than insurance (if any) procured by the Issuing Lender or the Administrative Agent; (vi) any deviation from instructions, delay, default or fraud by the beneficiary or anyone else in connection with the property or the shipping thereof; (vii) the solvency, responsibility or relationship to the property of any party issuing any documents in connection with the property; (viii) delay in arrival or failure to arrive of either the property or any of the documents relating thereto; (ix) delay in giving or failure to give notice of arrival or any other notice; (x) any breach of contract between the Letter of Credit beneficiaries and the Borrower; (xi) any laws, customs, and regulations which may be effective in any jurisdiction where any negotiation and/or payment of such Letter of Credit occurs; (xii) failure of documents (other than documents required by the terms of the Letter of Credit) to accompany any draft at negotiation; or (xiii) failure of any entity to note the amount of any document or draft on the reverse of such Letter of Credit or to surrender or to take up such Letter of Credit or to forward documents other than documents required by the terms of the Letter of Credit.  In connection with each Letter of Credit, the Issuing Lender shall not be responsible for any error, neglect or default of any of their correspondents unless caused by the gross negligence, bad faith or willful misconduct (as determined in a final non-appealable judgment of a court of competent jurisdiction) of the Issuing Lender.  None of the above shall affect, impair or prevent the vesting of any of the Issuing Lender’s rights or powers hereunder.  If a Letter of Credit provides that payment is to be made by the Issuing Lender’s correspondent, neither the Issuing Lender nor such correspondent shall be responsible for the failure of any of the documents specified in such Letter of Credit to come into the Issuing Lender’s hands, or for any delay in connection therewith, and the Borrower’s obligation to make reimbursements shall not be affected by such failure or delay in the receipt of any such documents.

To the extent not inconsistent with this Agreement, the Uniform Customs are hereby made a part of this Agreement with respect to obligations in connection with each documentary Letter of Credit.

3.10                        EFFECT OF APPLICATION.  To the extent that any provision of any application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

4.                                      PROVISIONS APPLICABLE TO ALL LOANS.

4.1                               INTEREST ON LOANS.

(a)                                 Subject to the provisions of this Agreement, including Sections 4.2 and 5.10, at the election of the Borrower (other than with respect to Swing Line Loans as provided in the immediately following clause (b) below), the aggregate principal balance of (a) the Revolving Credit Loans or any portion thereof shall bear interest at (i) the Base Rate plus the Applicable Margin and/or (ii) the LIBOR Rate plus the Applicable Margin and (b) Swing Line Loans shall bear interest at the Base Rate plus the Applicable Margin.  The Borrower shall select the rate of interest and Interest Period (other than in respect of a Swing Line Loan), if any, applicable to any Revolving Credit Loan at the time a Loan Request is given pursuant to Section 2.2 or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2 hereof.  Each Loan or portion thereof bearing interest based on the Base Rate shall be a “Base

Rate Loan,” each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a “LIBOR Rate Loan.”  Any Revolving Credit Loan or any portion thereof as to which the Borrowers have not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b)                                 The Borrower promises to pay interest on all Loans, or any portion thereof, outstanding in arrears on each applicable Payment Date.

(c)                                  In no event shall the interest charged with respect to a Loan exceed the maximum amount permitted by applicable law.  If at any time the interest rate charged with respect to a Loan exceeds the maximum rate permitted by applicable law, the rate of interest to accrue pursuant to such Loan shall be limited to the maximum rate permitted by applicable law.

4.2                               NOTICE AND MANNER OF CONVERSION OR CONTINUATION OF LOANS.  Other than with regard to Swing Line Loans, provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert all or any portion of its outstanding Base Rate Loans in a principal amount equal to $1,000,000 or any whole multiple of $5,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans and (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans.  Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. (New York time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.  The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

4.3                               OPTIONAL PREPAYMENT OF LOANS.

(a)                                 The Borrower shall have the right at any time to prepay one or more of the Revolving Credit Loans on or before the Availability Termination Date, as a whole, or in part, upon delivery of written notice to the Administrative Agent not later than 1:00 p.m. (New York time) on the Business Day prior to such prepayment, without premium or penalty, provided that (a) each partial prepayment shall be in the principal amount of $1,000,000 or multiples of $500,000 in excess thereof and (b) in the event that any LIBOR Rate Loan is prepaid at any time other than the end of an Interest Period applicable thereto (a “Breakage Prepayment”), the Borrower shall pay, upon demand, to each Lender and the Administrative Agent an amount equal to their respective Breakage Cost.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Commitment Percentage of such prepayment.

(b)                                 The Borrower shall have the right at any time to prepay one or more of the Swing Line Loans on or before the Availability Termination Date, as a whole, or in part, upon delivery of telephonic notice to the Administrative Agent not later than 11:00 a.m. (New York time) on the Business Day of such prepayment (such notice to be confirmed in writing by the close of business on the next Business Day), without premium or penalty, provided that each partial prepayment shall be in the principal amount of $500,000 or multiples of $100,000 in excess thereof.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Commitment Percentage of such prepayment.

(c)                                  Any prepayment of principal of a Loan shall include all interest accrued to the date of prepayment.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Commitment Percentages.

4.4                               PAYMENTS BY BORROWER; PRESUMPTIONS BY ADMINISTRATIVE AGENT.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 4.4 shall be conclusive, absent manifest error.

4.5                               SHARING OF PAYMENTS BY LENDERS.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

4.6                               FUNDING SOURCE.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

4.7                               DEFAULTING LENDERS.  Notwithstanding any provision of this Credit Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 fees shall cease to accrue on the Commitment Percentage of such Defaulting Lender in the unused portion of the Aggregate Commitment pursuant to Section 5.1.1;

(b)                                 the Commitments Percentage and outstanding Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent by the Majority Lenders to any amendment, waiver or other modification pursuant to Section 16.12);

(c)                                  if any Swing Line Loan, Letter of Credit or Reimbursement Obligation is outstanding at the time such Lender becomes a Defaulting Lender then:

(i)                                     all or any part of the obligation of such Defaulting Lender to participate in such Swing Line Loan, Letter of Credit or Reimbursement Obligation shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ outstanding Extensions of Credit does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section12 are satisfied at such time;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay Swing Line Loan and (y) second, cash collateralize only the Borrower’s obligations corresponding to such Defaulting Lender’s obligation to participate in Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) in a manner satisfactory to the Administrative Agent and the Issuing Lender for so long as such L/C Obligations are outstanding;

(iii)                               if and to the extent that the Borrower cash collateralizes any portion of such Defaulting Lender’s obligation to participate in Letters of Credit pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender with respect to such Defaulting Lender’s Commitment Percentage of the stated amount of all Letters of Credit during the period such Defaulting Lender’s obligation is cash collateralized;

(iv)                              if the obligation of the non-Defaulting Lenders to participate in Letters of Credit is reallocated pursuant to clause (i) above, then the fees payable to the Lenders shall be adjusted in accordance with such non-Defaulting Lenders’ Commitment Percentages; and

(v)                                 if all or any portion of the obligation of the non-defaulting Lenders to participate in Letters of Credit is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all fees payable with respect to such Defaulting Lender’s Commitment Percentage of the stated amount of all Letters of Credit shall be payable to the applicable Issuing Lenders until and to the extent that such obligation is reallocated and/or cash collateralized; and

(d)                                 so long as such Lender is a Defaulting Lender, no Swing Line Lender shall be required to fund any Swing Line Loan, and no Issuing Lender shall be required to make any Extension of Credit in connection with a Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding obligations to participate in such Letter of Credit will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with subsection (c) above, and participating interests in any newly made Swing Line Loan or any new Extension of Credit relating to a Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with subsection (c)(i) above (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower, the Swing Line Lender and the Issuing Lender all agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the obligation of such Lender to participate in Swing Line Loans and Letters of Credit shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such advances in accordance with its Commitment Percentage.

5.                                      CERTAIN GENERAL PROVISIONS.

5.1                               FEES.

5.1.1                                        COMMITMENT FEE.  The Borrower agrees to pay on each Payment Date during the Revolving Credit Period to the Administrative Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages a non-refundable commitment fee (the “Commitment Fee”) calculated at a rate per annum equal to the applicable percentage(s) specified in the definition of Applicable Margin on the average daily unused portion of the Aggregate Commitment since the last Payment Date (or since the Effective Date, in the case of the December 2011 Payment Date), provided, however, any reduction in the Aggregate Commitments due to the extension of Swing Line Loans pursuant to Section 2.10.1 shall not be taken into account for purposes of calculating such Commitment Fee (other than any Commitment Fee due to the Swing Line Lender or any of its affiliates).  The Commitment Fee shall be payable in arrears on each Payment Date for the immediately preceding calendar quarter, commencing on the first such date following the date hereof with a final payment on the expiration or termination of the Revolving Credit Period.

5.1.2                                        OTHER FEES.  The Borrower shall pay to the Administrative Agent for its own account the Fees specified in the Engagement Letter in the amount and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.  The Borrower shall pay to the Lenders for their respective individual accounts the Fees specified in the Engagement Letter and such other fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

5.2                               FUNDS FOR PAYMENTS.

5.2.1                                        PAYMENTS TO ADMINISTRATIVE AGENT.  All payments of principal, interest, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the accounts of the Lenders and the Administrative Agent, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 11:00 a.m. (New York time or other local time at the place of payment) and in immediately available funds.

5.2.2                                        NO OFFSET, ETC.

(a)                                 All payments by the Borrower or a Guarantor hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes (including interest, penalties and additions to tax), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower or a Guarantor is compelled by law to make such deduction or withholding.  If any Non-Excluded Taxes are imposed upon the Borrower or a Guarantor with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower or such Guarantor will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such Non-Excluded Taxes been imposed upon the Borrower or such Guarantor.  The Borrower and such Guarantor will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower under such other Loan Document.

(b)                                 In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder (“Other Taxes”).

(c)                                  The Borrower agrees to indemnify the Lenders and the Administrative Agent for the full amount of Non-Excluded Taxes (including additional amounts with respect thereto) and Other Taxes, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that the Lenders or the Administrative Agent, as the case may be, shall have provided the Borrower with evidence, reasonably satisfactory to the Borrower, of payment of Non-Excluded Taxes or Other Taxes, as the case may be.

(d)                                 Upon the reasonable written request of the Borrower made to any Lender or the Administrative Agent that becomes entitled to the payment of additional amounts pursuant to Section 5.2.2(a) or indemnification pursuant to Section 5.2.2(c), such Lender or the Administrative Agent, as applicable, shall use reasonable efforts (consistent with applicable law) to file any document reasonably requested by the Borrower or, if a Lender, to change the jurisdiction of its applicable lending office if the making of such a filing or change of office, as the case may be, would avoid the need for or reduce the amount of any payment of such additional amounts that may thereafter accrue and would not, in the good faith determination of such Lender or the Administrative Agent, as applicable, subject such Lender or Administrative Agent to any unreimbursed cost or expense and be disadvantageous to such Lender or Administrative Agent, as applicable.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Administrative Agent in connection with any such filing or change of office.

(e)                                  If a Lender or the Administrative Agent receives any refund with respect to taxes for which the Borrower has paid any additional amounts pursuant to Section 5.2.2(a), then such Lender or the Administrative Agent, as applicable, shall promptly pay to the Borrower the portion of the sum of such refund and any interest received with respect thereto as it determines, in its reasonable, good faith judgment, will leave it, after such payment, in no better or worse financial position than it would have been absent the imposition of such taxes and the payment of such additional amounts pursuant to Section 5.2.2(a); provided, however, that (i) the Borrower agrees to promptly return any amount paid to the Borrower pursuant to this Section 5.2.2(e) upon notice from such Lender or the Administrative Agent, as applicable, that such refund or any portion thereof is required to be repaid to the relevant taxing authority, (ii) nothing in this Section 5.2.2(e) shall require a Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns), and (iii) no Lender shall be required to pay any amounts pursuant to this Section 5.2.2(e) at any time which a Default or Event of Default exists (provided, that, upon the waiver or cure of any such Default or Event of Default, all such amounts that would otherwise be required to be paid pursuant to this Section 5.2.2(e) but for the effect of this clause (iii) shall be promptly so paid).

(f)                                   If the Borrower determines in good faith that a reasonable basis exists for contesting any Non-Excluded Taxes for which additional amounts have been paid pursuant to Section 5.2.2(a), the relevant Lender or Administrative Agent (to the extent such Person reasonably determines in good faith that it will not suffer any adverse effect as a result thereof) shall cooperate with the Borrower in challenging such Non-Excluded Taxes, at the Borrower’s expense, if so requested by the Borrower in writing.

5.2.3                                        NON-U.S. LENDERS.  Each Lender and the Administrative Agent that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for U.S. federal income tax purposes (a “Non-U.S. Lender”) hereby agrees that it shall, prior to the date of the first payment by the Borrower hereunder to be made to such Lender or the Administrative Agent or for such Lender’s or the Administrative Agent’s account (and thereafter when requested by the Borrower to the extent it is legally entitled to do so), deliver to the Borrower and the Administrative Agent, as applicable, such certificates, documents or other evidence, as and when required by the Code, including:

(i)                                     two (2) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)                                  two (2) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)                               in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Borrower to the effect that such non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) two (2) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)                              any other form prescribed by applicable requirements of law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit Borrower to determine the withholding or deduction required to be made.

5.2.4                                        FATCA.  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower and the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such

Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

5.3                               COMPUTATIONS.  All computations of interest on the Loans and of Fees shall be based on a 360-day year (or a 365-day or 366-day year, as applicable, with respect to interest calculations on Base Rate Loans when calculated using the Prime Rate) and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The outstanding amount of any Note, as reflected on its Record from time to time, shall, absent manifest error, be considered correct and binding on the Borrower unless within five (5) Business Days after receipt of any notice by the Administrative Agent or any of the Lenders of such outstanding amount, the Administrative Agent or such Lender shall notify the Borrower to the contrary.

5.4                               INABILITY TO DETERMINE LIBOR RATE.  In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, any Lender shall determine that (a) adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period or (b) the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining their LIBOR Rate Loans during such period, such Lender shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower and the Administrative Agent.  In such event (i) any Loan Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Administrative Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall so notify the Borrower and the Lenders and each Base Rate Loan shall automatically convert to a LIBOR Rate Loan on the last day of the then current Interest Period.

5.5                               ILLEGALITY.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower, the Administrative Agent and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans shall forthwith be suspended until such time as the condition giving rise to such illegality no longer exists and (b) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law.  The Borrower hereby agrees promptly to pay the Administrative Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Section 5.5, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.  If the Administrative Agent determines that the condition giving rise to such illegality no longer exists, the Administrative Agent shall promptly notify the Borrower and the Lender, and each Base Rate Loan shall automatically convert to a Libor Rate Loan on the last day of the current Interest Period.

5.6                               ADDITIONAL COSTS, ETC.  If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)                                 impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(b)                                 impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the Loans, such Lender’s Commitment or any class of loans or commitments of which any of the Loans form a part, and the result of any of the foregoing is

(i)                                     to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans, or

(ii)                                  to reduce the amount of principal, interest, or other amount payable such Lender or the Administrative Agent hereunder on account of such Lender’s Commitment or any of the Loans, or

(iii)                               to require such Lender or the Administrative Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender or the Administrative Agent for such additional cost, reduction, payment or foregone interest or other sum (other than Non-Excluded Taxes and taxes covered by Section 5.2.2).

Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by any Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be in effect on the Effective Date, regardless of the date enacted, adopted or issued.

The failure or delay on the part of any Lender to demand compensation for any increased costs shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be under any obligation to compensate any Lender under this Section 5.6 for any increased costs with respect to any period prior to the date that is 120 days prior to such request if such Lender knew of the circumstances giving rise to such increased costs and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs.

5.7                               CAPITAL ADEQUACY.  If after the date hereof any Lender or the Administrative Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender or the Administrative Agent or any corporation controlling such Lender or the Administrative Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s or the Administrative Agent’s Commitment with respect to any Loans to a level below that which such Lender or the Administrative Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrower of such fact.  To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate or LIBOR Rate, the Borrower agrees to pay such Lender or (as the case may be) the Administrative Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or (as the case may be) the Administrative Agent of a certificate in accordance with Section 5.8 hereof.  Such Lender or (as the case may be) the Administrative Agent shall allocate such cost increases among its customers in good faith and on an equitable basis.

The failure or delay on the part of any Lender to demand compensation for any reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be under any obligation to compensate any Lender under this Section 5.7 for any reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew of the circumstances giving rise to such reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such reductions.

5.8                               CERTIFICATE.  A certificate setting forth any additional amounts payable pursuant to Sections 5.6 or 5.7 and a brief explanation of such amounts which are due, submitted by any Lender or the Administrative Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

5.9                               INDEMNITY.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) default by the Borrower in making a borrowing after the Borrower has given (or is deemed to have given) a Loan Request relating thereto in accordance with Section 2.2, or (c) the making of any payment of a LIBOR Rate Loan that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.

5.10                        INTEREST AFTER DEFAULT.  Upon the occurrence and during the continuation of an Event of Default, overdue principal of all Loans and (to the extent permitted by applicable law) overdue interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the then applicable rate of interest under this Credit Agreement or the other Loan Documents until such amount shall be paid in full (after as well as before judgment).

6.                                      COLLATERAL SECURITY.

6.1                               SECURITY OF BORROWER.  Subject to the Security Documents, the Borrower hereby covenants that the Obligations are and shall continue to be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in the Collateral specified in the Security Documents, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which the Borrower is a party.

6.2                               COLLATERAL VALUE.  Borrower hereby covenants and agrees to maintain a perfected first priority security interest in Collateral (excluding from Collateral, for this purpose, any intangible assets such as patents, trademarks, trade names, copyrights, licenses, goodwill, organizational costs, amounts relating to covenants not to compete, or any impact from applications of FASB 133) having a Net Book Value of at least fifty percent (50%) of the Aggregate Commitments; provided, however, if as of the last day of any fiscal quarter of the Borrower, the Consolidated EBIT to Consolidated Cash Interest Expense Ratio calculated in accordance with Section 10.1 is less than 1.75 to 1.00 (as reflected in the financial statements with respect to any fiscal quarter or fiscal year delivered to the Administrative Agent pursuant to Sections 8.1(a) or (b), as applicable), the Borrower shall be required (within 15 days after it has delivered the related Officer’s Certificate pursuant to Section 8.1(d)) to certify in writing to the Administrative Agent and the Lenders that the Net Book Value of the Collateral is equal to or greater than 50% of the sum of (i) the Aggregate Commitments plus (ii) the aggregate Termination Value of all Specified Hedging Agreements (either on such fiscal quarter-end or fiscal year-end date, as applicable, or, on any more recent date not later than such 15th day after the delivery of such Officer’s Certificate, with Borrower having the right to add such Collateral as may be necessary to comply with the requirements of this Section 6.2).

7.                                      REPRESENTATIONS AND WARRANTIES.

In order to induce the Lenders to enter into this Credit Agreement and to make Loans and issue Letters of Credit as provided for herein, the Borrower makes the following representations, warranties and agreements with the Administrative Agent and Lenders, all of which shall survive the execution and delivery of this Credit Agreement and the making of Loans and issuance of Letters of Credit (with the occurrence of the Effective Date and each Funding Date on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Effective Date and on and as of such Funding Date unless stated to relate to a specific earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date):

7.1                               COMPANY STATUS.  The Borrower and each of its Restricted Subsidiaries (a) is a duly organized and validly existing Company in good standing (or its equivalent) under the laws of the jurisdiction of its organization except where the failure to be so duly organized, validly existing and in good standing, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (b) has the Company power and authority to own its property and assets and to transact the business in which it is presently engaged, except where the failure to have such power and authority, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (c) is duly qualified and is authorized to do business and is in good standing (or its equivalent) in all jurisdictions where it is required to be so qualified (or its equivalent) and where the failure to be so qualified, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

7.2                               COMPANY POWER AND AUTHORITY.  The Borrower and each of the Subsidiary Guarantors has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.  The Borrower and each of the Subsidiary Guarantors has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.3                               NO VIOLATION.  Neither the execution, delivery or performance by the Borrower or any of the Subsidiary Guarantors of any of the Loan Documents to which it is a party, nor compliance by the Borrower or any of the Subsidiary Guarantors with any terms and provisions thereof, nor the consummation of the transactions contemplated herein or therein, will (a) contravene any material provision of any applicable law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (b) conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Restricted Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other agreement, contract or instrument to which the Borrower or any of its Restricted Subsidiaries is a party or by which it or any of its material property or assets are bound or to which it may be subject, or (c) will violate any provision of the certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of limited liability company, limited liability company agreement or equivalent organizational document, as the case may be, of Borrower or any of its Restricted Subsidiaries.

7.4                               LITIGATION.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened in writing with respect to (a) any Loan Document or (b) any other matter as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

7.5                               MARGIN REGULATIONS.  No part of any Loan (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Loan will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

7.6                               GOVERNMENTAL APPROVALS.  Except as may have been obtained or made on or prior to the Effective Date (and which remain in full force and effect on the Effective Date), no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any domestic or foreign governmental or public body or authority, or any subdivision thereof, is required to authorize, in respect of Borrower or any of the Subsidiary Guarantors, or is required to be obtained by the Borrower or any of the Subsidiary Guarantors in connection with (a) the execution, delivery and performance by any such Person of any Loan Document or (b) the legality, validity, binding effect or enforceability of any Loan Document with respect to any such Person, in each case, except for (i) the filing of any Security Documents and (ii) such the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

7.7                               INVESTMENT COMPANY ACT.  Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.8                               INTENTIONALLY LEFT BLANK.

7.9                               TRUE AND COMPLETE DISCLOSURE.  All factual information (taken as a whole) furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Credit Agreement is, and all other such factual information (taken as a whole) hereafter furnished by, or on behalf of, the Borrower or any of its Restricted Subsidiaries in writing to the Administrative Agent or any Lender in connection with this Credit Agreement will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided; provided, however, that to the extent that any such information was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions believed by its management to be reasonable at the time made in the preparation of such information (it being understood by the Administrative Agent and the Lenders that any financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered thereby may differ from the projected results set forth therein).

7.10                        FINANCIAL CONDITION; FINANCIAL STATEMENTS.  (a) On and as of the Effective Date, on a pro forma basis after giving effect to all Indebtedness (including all Extensions of Credit) incurred, and to be incurred, and Liens created, and to be created, by the Borrower in connection therewith, with respect the Borrower and its Restricted Subsidiaries (on a consolidated basis) (x) the sum of the assets, at a fair valuation, of the Borrower and its Restricted Subsidiaries (on a consolidated basis) will exceed its debts, (y) they have not incurred nor intended to, nor believe that they will, incur debts beyond their ability to pay such debts as such debts mature and (z) they will not have unreasonably small capital with which to conduct their business in the manner such business is now conducted.  For purposes of this Section 7.10(a), “debt” means any liability on a claim, and “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(b)                                 The audited consolidated balance sheets of TAL Group and its Consolidated Subsidiaries as of December 31, 2010 and its unaudited consolidated balance sheets of TAL Group and its Consolidated Subsidiaries for the fiscal quarter ended June 30, 2011 and the related consolidated statements of income and cash flows and (other than with respect to quarterly financial statements) changes in shareholders’ equity of TAL Group for the fiscal year and fiscal quarter ended on such dates, in each case furnished to the Administrative Agent and Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of TAL Group and its Restricted Subsidiaries at the date of said balance sheets and the consolidated results of their operations for the respective periods covered thereby.  All of the foregoing financial statements have been prepared in accordance with GAAP consistently applied (except, in the case of the aforementioned quarterly financial statements, for normal year-end audit adjustments and the absence of footnotes).

(c)                                  Since December 31, 2010, there has been no change in the business, financial condition or operations of the Borrower and its Restricted Subsidiaries, taken as a whole (other than the incurrence of Indebtedness under the Loan Documents and the consummation of the transactions contemplated hereby and those effected pursuant to the Master

Indenture Documents, and other than any other Indebtedness identified in the Effective Date Officer’s Certificate) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.11                        SECURITY INTERESTS.  On and after the Effective Date, each of the Security Documents continues to create as security in the United States for the Obligations covered thereby, a valid and enforceable security interest in and Lien on all of the Collateral subject thereto, without prejudice to any statutory priority rights, superior to and prior to the rights of all third Persons, and subject to no other Liens except Permitted Liens.  The Borrower has filed or caused to be filed all UCC financing statements in the appropriate offices therefor (or has authenticated and delivered to the Administrative Agent UCC financing statements suitable for filing in such offices) and has taken all of the actions necessary in the United States to create perfected security interests in the Collateral which the Security Documents require the Borrower to create perfected security interests.

7.12                        COMPLIANCE WITH ERISA.  The Borrower and each ERISA Affiliate are each in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in any liability of the Borrower or any ERISA Affiliate in excess of $20,000,000.  The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $15,000,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.

7.13                        SUBSIDIARIES.  On and as of the Effective Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on the Effective Date Officer’s Certificate.  The Effective Date Officer’s Certificate sets forth, as of the Effective Date, (a) the percentage ownership (direct and indirect) of the Borrower in each class of Capital Stock of each of its Subsidiaries and also identifies the direct owner thereof and (b) the jurisdiction of organization of each such Subsidiary.  All outstanding shares of Capital Stock of each Subsidiary of the Borrower has been duly and validly issued, are fully paid and non-assessable (to the extent applicable in the jurisdiction of organization of such Subsidiary).  As of the Effective Date, no Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Capital Stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Capital Stock or any stock appreciation or similar rights.  Except for the existing investments described on the Effective Date Officer’s Certificate, as of the Effective Date, neither the Borrower nor any of its Subsidiaries owns or holds, directly or indirectly, any Capital Stock of any Person other than its Subsidiaries indicated on the Effective Date Officer’s Certificate.  The Borrower is a Wholly-Owned Subsidiary of TAL Group.

7.14                        COMPLIANCE WITH STATUTES; AGREEMENTS, ETC.  The Borrower and each of its Restricted Subsidiaries is in compliance with (a) all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business (including the origination of Leases) and the ownership of its property (excluding applicable statutes, regulations, orders and restrictions relating to environmental standards and controls, which matters are covered under Section 7.15) and (b) all contracts and agreements to which it is a party, except, in each case, such non-compliances as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.15                        ENVIRONMENTAL MATTERS.  Except as would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect:  (a) each of the Borrower and its Restricted Subsidiaries has obtained and is in compliance with all permits, licenses or other authorizations that may be required pursuant to any Environment Law for the occupancy of its properties and facilities and the operations of its business; (b) each of the Borrower and its Restricted Subsidiaries has complied with all applicable Environmental Laws; (c) neither the Borrower nor any of its Restricted Subsidiaries is liable for any penalties, fines or forfeitures for failure to comply with any such permits, licenses, authorizations or Environmental Laws; (d) there are no pending Environmental Claims or, to the knowledge of any Senior Designated Officer, Environmental Claims threatened in writing against the Borrower or any of its Restricted Subsidiaries or any property (real or personal) owned, leased or operated by the Borrower or any of its Restricted Subsidiaries (including, to the knowledge of any Senior Designated Officer, any such claim arising out of the ownership, lease or operation by the Borrower or any of its Restricted Subsidiaries of any property (real or personal) formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Restricted Subsidiaries); and (e) to the knowledge of any Senior Designated Officer, there are no facts, circumstances, conditions or occurrences on or arising from any property (real or personal) owned, leased or operated by the Borrower or any of its Restricted Subsidiaries (including any property (real or personal) formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Restricted Subsidiaries) or relating to the past or present operations of the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any such property (real or personal).

7.16                        LABOR RELATIONS.  As of the Effective Date, there are no strikes, lockouts or slowdowns against Borrower or any of its Restricted Subsidiaries pending, or to the knowledge of the Borrower, threatened.  The hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or and other applicable federal, state or local law dealing with such matters, except for such violations that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

7.17                        TAX RETURNS AND PAYMENTS.  The Borrower and its Restricted Subsidiaries have timely filed (including applicable extensions) with the appropriate taxing authority, all federal and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of the

Borrower and each of its Restricted Subsidiaries.  The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Restricted Subsidiaries as a whole for the periods covered thereby.  The Borrower and its Restricted Subsidiaries have paid all material taxes payable by them other than those contested in good faith and for which adequate reserves have been established in accordance with GAAP.  To the knowledge of the Borrower and its Restricted Subsidiaries, there are no proposed tax assessments against the Borrower and each Restricted Subsidiary that would reasonably be expected to result in a Material Adverse Effect.

7.18                        EXISTING INDEBTEDNESS.  The Effective Date Officer’s Certificate sets forth all material Indebtedness of the Borrower and its Restricted Subsidiaries as of the Effective Date (exclusive of Indebtedness pursuant to the Loan Documents), in each case showing the aggregate principal amount thereof (and the aggregate amount of any undrawn commitments with respect thereto) and the name of the respective borrower and any other entity which guarantees such debt.

7.19                        INSURANCE.  The Effective Date Officer’s Certificate sets forth a summary of all insurance maintained by the Borrower and its Restricted Subsidiaries on and as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.

7.20                        FOREIGN ASSETS CONTROL REGULATIONS, ETC.

(a)                                  None of the requesting or borrowing of any Loan or the use of the proceeds of such will violate the Trading With the Enemy Act (50 U.S.C. ss. 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, neither the Borrower nor any of its Affiliates (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

7.21                        CREDIT AND COLLECTION POLICY.  The credit and collection policy used by the Borrower and its Restricted Subsidiaries as in effect on the Effective Date (which policy also addressed the criteria under which a lessee is allowed to self-insure for property and liability risks) is attached as Exhibit D hereto (the “Credit and Collection Policy”).

7.22                        FORM OF LEASE AGREEMENT.  The standard form(s) of Lease Agreement used by the Borrower and its Restricted Subsidiaries in the ordinary course of their business as in effect on the Effective Date is attached as Exhibit E hereto.

7.23                        ABSENCE OF NEGATIVE PLEDGES.  Except for restrictions (i) contained in the Master Indenture Documents or any Management Agreement, (ii) relating to assets subject to a Permitted Lien described in Section 9.3(xii) or (iii) set forth on the Effective Date Officer’s Certificate, there are no restrictions which exist on the Effective Date on the Borrower’s ability to grant a Lien in its assets generally or in specific assets constituting a material portion of its assets.

8.                                      AFFIRMATIVE COVENANTS.

The Borrower hereby covenants and agrees that as of the Effective Date and thereafter for so long as this Credit Agreement is in effect and until the Commitments have been terminated and all Extensions of Credit, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

8.1                               INFORMATION COVENANTS.  The Borrower will furnish, or will cause to be furnished, to the Administrative Agent for distribution to each Lender:

(a)                                  Quarterly Financial Statements.  Within 45 days after the close of the first three fiscal quarters in each fiscal year of TAL Group, or, if sooner, within 10 days of the filing thereof with the SEC, the consolidated balance sheet of TAL Group and its Consolidated Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter and the related consolidated statements of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be certified by an Authorized Officer that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of TAL Group and its Consolidated Subsidiaries as of the dates indicated and the consolidated results of their operations and/or changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b)                                 Annual Financial Statements.  Within 150 days after the close of each fiscal year of TAL Group, or, if sooner, within 10 days of the filing thereof with the SEC, the audited consolidated balance sheet of TAL Group and its Consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and shareholder’s equity and statement of cash flows for such fiscal year and, with respect to each fiscal year commencing after the completion of the first full fiscal year following the Effective Date, setting forth comparative consolidated figures for the preceding fiscal year (or, if shorter since inception), together with a certification by an Independent Accountant reasonably acceptable to the Administrative Agent, in each case to the effect that such statements fairly present in all material respects the consolidated financial condition of TAL Group and its Consolidated Subsidiaries as of the dates indicated and the results of their consolidated operations and changes in financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years except as disclosed therein (which report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit); provided, however, that any such “going concern” qualification that is specifically related to the status of the loans evidenced by this Credit Agreement shall not cause a breach under the provisions of this clause (b).

(c)                                  Business Plan.  At the time of delivery of annual Financial Statements pursuant to Section 8.1(b) above, a consolidated business plan for the Borrower (or updates to the existing business plans of such entities) for the then-current fiscal year.

(d)                                 Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 8.1(a) and (b), a certificate of an Authorized Officer to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, and which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the provisions of Section 10 hereof as at the end of such fiscal quarter or fiscal year, as the case may be, (ii) set forth the Termination Value of all Specified Hedging Agreements payable by the Borrower or any of its Restricted Subsidiary on the last day of each quarter and the Borrower’s compliance with Section 6.2, and (iii) state whether any Pledge Agreement Collateral exists on the date of such certificate which has not been previously identified to the Collateral Agent or has become deliverable to the Collateral Agent.

(e)                                  Notices of Default, Litigation and Government Investigations.  Promptly, and in any event within five (5) Business Days after any Senior Designated Officer obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or proceeding pending or, to the knowledge of Senior Designated Officer, threatened in writing against Borrower or any of its Restricted Subsidiaries which, either individually or in the aggregate, would reasonably be expected to have, a Material Adverse Effect, or (iii) any governmental investigation pending or, to the knowledge of Senior Designated Officer, threatened in writing against Borrower or any of its Restricted Subsidiaries which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(f)                                    Management Letters.  At the request of the Administrative Agent, a copy of any “management letter” submitted to the TAL Group or any of its Consolidated Subsidiaries by its independent accountants in connection with any annual, interim or special audit made by them of the financial statements of a TAL Group or any of its Consolidated Subsidiaries and management’s responses thereto.

(g)                                 Borrower Financial Information.  At the time of delivery of the financial statements provided for in Sections 8.1(a) and (b) above, an unaudited profit and loss statement and an unaudited balance sheet with respect to Borrower and its Consolidated Subsidiaries for the period covered by the applicable consolidated financial statements being delivered on such date.

(h)                                 Reports.  Within 10 Business Days following transmission thereof, copies of any public filings and registrations with, and reports to, the SEC by TAL Group, or any of its Consolidated Subsidiaries.

(i)                                     Credit and Collection Policy.  Within 10 Business Days after the effectiveness thereof, copies of any material amendments or modifications to the Credit and Collection Policy.

(j)                                     Other Information.  From time to time, such other information or documents (financial or otherwise) in the form utilized by the Borrower in its own operations with respect to the Collateral and/or the Borrower or any of its Restricted Subsidiaries as the Administrative Agent or any Lender may reasonably request and which is reasonably available to the Borrower.

8.2                               BOOKS, RECORDS AND INSPECTIONS.  The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries which permit the preparation of financial statements in accordance with GAAP and which conform in all material respects to all requirements of law, shall be made of all dealings and transactions in relation to its business and activities.  At the expense of the Borrower, the Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent to visit and inspect, under guidance of officers of Borrower or its Restricted Subsidiary, any of the properties of the Borrower or its Restricted Subsidiaries, and to examine the books of account of the Borrower or its Restricted Subsidiaries and discuss the affairs, finances and accounts of the Borrower or its Restricted Subsidiaries with, and be advised as to the same by, its and its officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals (during regular working hours) and to such reasonable extent as the Administrative Agent may reasonably request; provided, however, that unless an Event of Default shall have occurred and then be continuing, the Administrative Agent may request only one inspection under this Section 8.2 during any twelve month period.

8.3                               USE OF PROCEEDS.  The Borrower will use proceeds of Loans to fund ongoing working capital needs, capital expenditures, and general corporate purposes of the Borrower (including, without limitation, to pay costs and expenses related to entering into the Loan Documents and the transactions contemplated thereby).

8.4                               PAYMENT OF TAXES.  The Borrower will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it as required by applicable law including, without limitation, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, in each case on a timely basis, and all lawful claims which, if unpaid, could reasonably be expected to become a lien or charge upon any properties of the Borrower or any of its Restricted Subsidiaries not otherwise permitted under Section 9.3 and will, upon request, furnish the Administrative Agent with proof reasonably satisfactory to the Administrative Agent indicating that the Borrower and its Restricted Subsidiaries have made such payments or deposits provided that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is immaterial or is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

8.5                               EXISTENCE; FRANCHISES.  Except as otherwise permitted by Section 9.2, the Borrower will do, and will cause each of its Restricted Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its Company existence and its rights, franchises, authorities to do business, licenses, certifications, accreditations and patents; provided, however, that nothing in this Section 8.5 shall (x) prevent the withdrawal by Borrower or any of its Restricted Subsidiaries of its qualification as a foreign Company in any jurisdiction where such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (y) require the preservation of any such right, franchise, authorities to do business, license, certification, accreditation or patent to the extent that the lapse thereof, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.6                               COMPLIANCE WITH STATUTES; ETC.  The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except for such noncompliances as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.7                               END OF FISCAL YEARS; FISCAL QUARTERS.  The Borrower will cause (i) its fiscal year to end on December 31 of each calendar year and (ii) its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

8.8                               FURTHER ASSURANCES; MORTGAGES; ADDITIONAL SUBSIDIARY GUARANTORS.

(a)                                  The Borrower will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such schedules, confirmations, assignments, financing statements, certificates, reports and other instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require pursuant to this Section 8.8.

(b)                                 If, at any time, the Borrower purchases or otherwise acquires any real property with a fair market value in excess of $15,000,000, the Borrower shall grant the Administrative Agent a mortgage and first priority lien over such property, in form and substance reasonably satisfactory to the Administrative Agent, together with such additional documents as may be reasonably requested by the Administrative Agent; except that the Borrower shall not have to provide any mortgage with respect to any real property acquired by the Borrower with the proceeds of borrowed money issued to finance such acquisition until such time as such Indebtedness is paid in full.

(c)                                  From and after the Effective Date, the Borrower will cause any subsequently acquired or organized Domestic Subsidiary (other than any Unrestricted Subsidiary or any Special Purpose Vehicle created in connection with a Permitted Securitization) to duly execute and deliver to the Administrative Agent a Subsidiary Guaranty, together with such other certifications, resolutions and legal opinions as may be reasonably requested by the Administrative Agent.

8.9                               PERFORMANCE OF OBLIGATIONS.  The Borrower will, and will cause each of its Restricted Subsidiaries to, perform all of its obligations under the terms of each mortgage, deed of trust, indenture, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound (other than any such obligations under, or mortgages, deeds of trust, indentures, loan agreements, credit agreements or other material agreements, contracts or instruments entered into in connection with, a Permitted Securitization), except such non-performances as, either individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Effect.

8.10                        MAINTENANCE OF PROPERTIES.  The Borrower will, and will cause its Restricted Subsidiaries to (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.11                        INSURANCE.  The Borrower will, in a manner consistent with the practices of the Borrower as of the Effective Date, (i) effect and maintain, with financially sound and reputable companies reasonably satisfactory to the Administrative Agent (which the Administrative Agent acknowledges to be true on the Effective Date) a general liability insurance, insuring the Borrower, the Administrative Agent and each Lender against liability for personal injury and property damage liability, caused by, or relating to, the Containers and Chassis then off-lease, with such levels of coverage and deductibles that are, with respect to the Containers, consistent with the levels in effect as of the Effective Date, and (ii) require each Lessee to either (x) maintain self insurance in a manner approved by the Borrower in accordance with the Credit and Collection Policy or (y) maintain (1) physical damage insurance in an amount equal to the value of the Containers and Chassis on lease to it and to name the Borrower as a loss payee, and (2) comprehensive general liability insurance, including contractual liability, against claims for bodily injury or death and property damage and to name the Borrower as an additional insured.  The Administrative Agent and the Lenders reserve the right (but shall not have the obligation) to obtain (i) at Borrower’s expense, insurance with respect to any or all of the foregoing risks if the Borrower shall fail to obtain such coverage in the specified amounts, and (ii) at the Lender’s expense, additional insurance on its own behalf with respect to any or all of the foregoing risks (or any other risk).  However, the Administrative Agent and the Lenders will notify the Borrower prior to obtaining any such insurance.  All insurance maintained by the Borrower for loss or damage of the Containers and Chassis shall provide that losses, if any, shall be payable to the Administrative Agent or its designee as sole loss payee and the Borrower shall utilize its reasonable efforts to have all checks relating to any such losses delivered promptly to Administrative Agent or such other person designated by the Administrative Agent.  The Administrative Agent and each Lender shall be named as an additional insured with respect to all such liability insurance maintained by the Borrower directly or through an Affiliate.  The Borrower shall pay the premiums with respect to all such insurance and deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent of such insurance coverage.  The Borrower shall cause to be provided to Administrative Agent, not less than fifteen (15) days prior to the scheduled expiration or lapse of such insurance coverage, evidence reasonably satisfactory to Administrative Agent of renewal or replacement coverage.  The Borrower shall use its commercially reasonable efforts to have each insurer agree, by endorsement upon the policy or policies issued by it or by independent instrument furnished to Administrative Agent, that (i) it will give each additional insured and the loss payee thirty (30) days’ prior written notice of the effective date of any material alteration, cancellation or non-renewal of such policy and (ii) in the event that the cancellation of such coverage would result in a breach of this Section 8.11 by the Borrower, it will permit the Administrative Agent and/or the Lender(s) to make payments to effect the continuation of coverage upon notice of cancellation due to nonpayment of premium.

8.12                        UNIDROIT CONVENTION.  The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with the terms and provisions of the UNIDROIT Convention on International Interests in Mobile Goods or any other internationally recognized system for recording interests in or liens against shipping containers at the time that such convention is adopted.

8.13                        COMPLIANCE WITH CREDIT AND COLLECTION POLICY.  The Borrower will, and will cause each of its Restricted Subsidiaries to, comply in all material respects with the Credit and Collection Policy in regard to the origination of, and amendments and modifications to, Leases.

8.14                        PRIMARY OPERATING ACCOUNT.

(a)                                  The Borrower shall at all times maintain an Eligible Account as the deposit account into which all transfers to Borrower from the Concentration Account pursuant to Section 8.14(b) below are made.

(b)                                 The Borrower hereby covenants and agrees that, on the last Business Day of each calendar week (each, a “Reference Date”), beginning with the last Business Day of the first week following the week of the Effective Date, if the amount contained in the Concentration Account on any such Reference Date (after deducting any amounts transferred or required to be transferred on such Reference Date from the Concentration Account to the Trust Account pursuant to the provisions of Section 5.1.1 of any Management Agreement) exceeds $5,000,000 (the portion of such amount in excess of $5,000,000 being herein referred to as the “Excess Amount”), the Borrower shall, on each such applicable Reference Date, cause to be transferred from the Concentration Account to an Eligible Account, an amount equal to the Excess Amount on such date.

(c)                                  So long as no Designated Event of Default shall have occurred and then be continuing, the Administrative Agent shall not execute or deliver a “Notice of Exclusive Control” (or similar notice) under any Control Agreement.

9.                                      NEGATIVE COVENANTS.

The Borrower hereby covenants and agrees that as of the Effective Date and thereafter for so long as this Credit Agreement is in effect and until all Commitments have been terminated and the Extensions of Credit, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

9.1                               CHANGES IN BUSINESS; ETC.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business; provided that the Borrower and its Restricted Subsidiaries may engage in a business other than a Permitted Business if at least ninety five percent (95%) of the consolidated assets of the Borrower and its Restricted Subsidiaries are held in connection with Permitted Businesses; and provided further, that following any consolidation, merger or sale transaction permitted pursuant to Section 9.2(b), the Borrower shall not be deemed to violate this Section 9.1 if at least seventy percent (70%) of the consolidated assets of the Borrower and its respective Restricted Subsidiaries are held in connection with Permitted Businesses.

9.2                               CONSOLIDATION; MERGER; SALE OF ASSETS; ETC.  Except in connection with a Permitted Transaction, the Borrower will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, convey or otherwise dispose of (or cause or permit any of its Restricted Subsidiaries to sell, assign, transfer, convey or otherwise dispose of) all or substantially all of the assets of the Borrower and its Restricted Subsidiaries (determined on a consolidated basis for the Borrower and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(a)                                  the Borrower or a Restricted Subsidiary shall be the surviving or continuing corporation (the “Surviving Entity”); and

(b)                                 immediately after giving effect to such transaction (i) no Default or Event of Default shall have occurred or be continuing and (ii) at least seventy percent (70%) of the consolidated assets of the Borrower and its respective Restricted Subsidiaries shall be held in connection with Permitted Businesses.

If the Borrower will not be a Surviving Entity, the Borrower shall notify the Administrative Agent in writing no less than fifteen (15) days prior to any such consolidation, combination or merger (or such shorter notice as may be acceptable to the Administrative Agent) and provide the Administrative Agent with any reasonably requested documents or information related thereto, including but not limited to (x) any documents or information necessary to enable each Lender to form a reasonable belief that it knows the true identity of the Surviving Entity and otherwise satisfy its obligations under the Patriot Act and (y) (i) copies of full lien search results for the Surviving Entity which results shall be satisfactory to the Administrative Agent in its reasonable discretion; (ii) modified, amended or replaced Collateral Documents as necessary to ensure the continuing validity of the Administrative Agent’s security interest in the Collateral as security for the Obligations and such security interest continues to be a perfected security interest in the Collateral and (iii) legal opinions from Borrower’s counsel, in form and substance reasonably satisfactory to the Administrative Agent relating to the matters discussed in this clause (y)(ii) above.  Upon any consolidation, combination or merger or any transfer of all or substantially all of the Borrower’s assets in accordance with the foregoing, in which Borrower is not the Surviving Entity, (i) the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of the Borrower under this Credit Agreement and the other Loan Documents and (ii) the Surviving Entity shall succeed to, be substituted for and be liable for every and all Obligations of the Borrower under the Loan Documents, in each case above with the same effect as if the Surviving Entity had been named as the Borrower.

To the extent the Majority Lenders waive the provisions of this Section 9.2 with respect to the sale or other disposition of any Collateral, or any Collateral is sold or otherwise disposed of in a manner not prohibited by this Section 9.2 (other than pursuant to a consolidation, combination or merger of the Borrower with a Surviving Entity in which the Borrower is not the surviving or continuing corporation), such Collateral shall be sold or otherwise disposed of free and clear of the Liens created by the Security Documents and the Majority Lenders shall take such actions (including, without limitation, directing the Administrative Agent to take such actions) as are reasonably requested by the Borrower in connection therewith.

9.3                               LIENS.  The Borrower will not create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral; provided that the provisions of this Section 9.3 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)                                     Liens for taxes, assessments or governmental charges or levies not yet delinquent or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate cash reserves have been established in accordance with GAAP;

(ii)                                  Liens in respect of property or assets of the Borrower imposed by law which have not arisen to secure Indebtedness for borrowed money, such as carriers’, seamen’s, stevedores’, wharfinger’s, warehousemens’, mechanics’, landlord’s, suppliers’, repairmen’s or other like Liens, and relating to amounts not yet due or which shall not have been overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings for which adequate cash reserves have been established in accordance with GAAP;

(iii)                               Liens created by or pursuant to this Credit Agreement (including pursuant to Section 16.1) or any Security Document;

(iv)                              Liens arising from judgments, decrees or attachments in respect of which the Borrower shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings (including in connection with the deposit of cash or other property in connection with the issuance of stay and appeal bonds);

(v)                                 Liens (other than any Lien imposed by ERISA) (x) incurred or deposits made in the ordinary course of business of the Borrower and its Restricted Subsidiaries in connection with workers’ compensation, unemployment insurance, social security benefits and other similar forms of governmental insurance benefits, (y) to secure the performance by the Borrower and its Restricted Subsidiaries of tenders, statutory obligations, surety and customs bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance bonds and other similar obligations incurred in the ordinary course of business (exclusive of (I) obligations for the payment of Indebtedness and (II) stay and appeal bonds and other obligations in respect of litigation, arbitration or similar claims or otherwise of the types described in Section 9.3(iv) above) or (z) to secure the performance by the Borrower and its

Restricted Subsidiaries of leases of real property, to the extent incurred or made in the ordinary course of business consistent with past practices;

(vi)                              licenses, sublicenses, leases or subleases (including Leases) granted to third Persons in the ordinary course of business;

(vii)                           Liens arising from or related to precautionary UCC or like personal property security financing statements regarding operating leases (if any) entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(viii)                        Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 180 days after the respective purchase) of Containers or Chassis or other Collateral acquired after the Effective Date by the Borrower, provided that (x) any such Liens attach only to the assets so purchased and the proceeds thereof and (y) the Indebtedness secured by any such Lien does not exceed 100% of the purchase price (including any fees or other expenses incurred in connection therewith) of the property being purchased at the time of the incurrence of such Indebtedness;

(ix)                                Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)                                   Liens of any lessee under any Lease;

(xi)                                Liens securing Permitted Hedging Agreements;

(xii)                             Liens existing on the Effective Date and set forth on the Effective Date Officer’s Certificate;

(xiii)                          Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(xiv)                         Liens incurred in connection with a Permitted Securitization; and

(xv)                            Liens securing Permitted Indebtedness incurred pursuant to Section 9.4(ii), (iii), (viii), (ix), (xv) or (xvi).

9.4                               INDEBTEDNESS.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except (Indebtedness described below is herein referred to as “Permitted Indebtedness”):

(i)                                     Indebtedness incurred pursuant to this Credit Agreement and the other Loan Documents;

(ii)                                  Indebtedness of the Borrower and its Restricted Subsidiaries not to exceed Twenty-Five Million Dollars ($25,000,000) at any one time outstanding;

(iii)                               Indebtedness of the Borrower or its Restricted Subsidiaries under Permitted Hedging Agreements;

(iv)                              Indebtedness of the Borrower or any of its Restricted Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of any business, Restricted Subsidiary or assets prior to the Effective Date or in a manner not prohibited by this Credit Agreement on or after the Effective Date, or from letters of credit, surety bonds or performance bonds securing any obligation of the Borrower or any such Restricted Subsidiary, pursuant to such agreement;

(v)                                 Intercompany Indebtedness of Borrower or a Restricted Subsidiary for so long as such Indebtedness is held by Borrower or a Restricted Subsidiary of Borrower; provided, that with respect to any intercompany Indebtedness (other than intercompany Indebtedness pursuant to any Permitted Securitization) (I) unless the respective obligor under such intercompany loan reasonably determines that the execution, delivery and performance of an Intercompany Note is prohibited by, or that such Intercompany Note would not be enforceable against such obligor under, applicable local law, any such intercompany loan made pursuant to this clause (v) shall be evidenced by an Intercompany Note or by such other documentation as may be acceptable to the Administrative Agent, and (II) each such intercompany loan made pursuant to this clause (v) shall be subject to the Intercompany Subordination Agreement;

(vi)                              Indebtedness of the Borrower, or of any of its Restricted Subsidiaries, represented by letters of credit for the account of the Borrower or such Restricted Subsidiary, as the case may be, (a) in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business, (b) in order to provide security for any trade, contractual or payment obligations of the Borrower or Restricted Subsidiary, or (c) issued or incurred for such other purposes as are related to the ordinary course of business of the Borrower or such Restricted Subsidiary; provided, however, that the aggregate amount of outstanding Indebtedness permitted pursuant to the provisions of this clause (d) shall not exceed Twenty Million Dollars ($20,000,000);

(vii)                           Purchase money indebtedness or obligations in connection with the acquisition of Containers, Chassis or other assets by Borrower or its Restricted Subsidiaries after the Effective Date; provided that (A) such indebtedness or obligations represents the purchase price (or financing of the purchase price within 180 days after the respective purchase) of such Container, Chassis or other asset, and (B) such indebtedness or obligations do not exceed 100% of the purchase price (including any fees or other expenses incurred in connection therewith) of the property being purchased at the time of the incurrence of such indebtedness or obligations;

(viii)                        Indebtedness of Borrower or of a Subsidiary of the Borrower set forth on Schedule 7.18 of the Effective Date Officer’s Certificate;

(ix)                                Refinancing Indebtedness;

(x)                                   Obligations in respect of performance, bid, surety and appeal bonds and completion guarantees or obligations of a similar nature provided by Borrower or any Subsidiary in the ordinary course of business;

(xi)                                Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five (5) Business Days of the incurrence thereof;

(xii)                             Indebtedness incurred in connection with a Permitted Securitization;

(xiii)                          Endorsements for collection, deposit or negotiation and warranties of products and services, in each case, incurred in the ordinary course of business;

(xiv)                         Unsecured Indebtedness of the Borrower issued in lieu of making a cash dividend;

(xv)                            Indebtedness incurred by the Borrower or any Restricted Subsidiary of the Borrower in order to finance the acquisition by such Person of Containers, Chassis and/or other assets; and

(xvi)                         Indebtedness incurred by the Borrower or any Restricted Subsidiary that is secured by such Borrower’s or Restricted Subsidiary’s (as the case may be) interest in collateral consisting of Containers and Chassis and/or other assets provided that at the time such liens are granted, Borrower is in compliance with Section 6.2 hereof.

9.5                               LOANS; INVESTMENTS.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Investment, except:

(i)                                     the Borrower and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;

(ii)                                  the Borrower and its Restricted Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of its business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Restricted Subsidiary;

(iii)                               the Borrower and its Restricted Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of Lessees, suppliers, trade creditors, licensees, licensors and customers and in good faith settlement of delinquent obligations of, and other disputes with, Lessees, suppliers, trade creditors, licensees, licensors and customers arising in the ordinary course of business;

(iv)                              Permitted Hedging Agreements;

(v)                                 loans by the Borrower or any of its Restricted Subsidiaries to the officers, employees and directors of such Person for bona fide business purposes, and advances of reimbursable expenses, including advances for travel and moving expenses, by the Borrower or any of its Restricted Subsidiaries to officers, employees and directors of such Person for bona fide purposes, and in all such cases incurred in the ordinary course of business;

(vi)                              Investments in the Borrower or any Restricted Subsidiary of the Borrower shall be permitted; provided, that in order for any intercompany Indebtedness to be permitted pursuant to this clause (vi), such intercompany Indebtedness must additionally be permitted to be incurred under Section 9.4(v);

(vii)                           Investments as lessor under arm’s-length capital leases (determined in accordance with GAAP) of maritime containers, intermodal chassis or other assets entered into in the ordinary course of business with unaffiliated third parties shall be permitted;

(viii)                        Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business shall be permitted;

(ix)                                Investments incurred in connection with a Permitted Securitization shall be permitted;

(x)                                   the Borrower and its Restricted Subsidiaries may own the Capital Stock of their respective Subsidiaries created or acquired in accordance with the terms of this Credit Agreement;

(xi)                                the Borrower and its Restricted Subsidiaries may acquire and hold Investments issued by the purchaser of assets in connection with a sale of such assets to the extent not prohibited by Section 9.2;

(xii)                             Investments in existence on the Effective Date as set forth on the Effective Date Officer’s Certificate (and any extension, modification or renewal of such Investments) shall be permitted.

(xiii)                          the Borrower may acquire and hold obligations of one or more officers, directors or other employees of the Borrower or any of its Restricted Subsidiaries in connection with such officers’, directors’ or employees’ acquisition of shares of Capital Stock of the Borrower, so long as no cash is paid by the Borrower or any of its Restricted Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations;

(xiv)        Investments in Eligible Investments shall be permitted;

(xv)         Investments in Unrestricted Subsidiaries and joint ventures shall be permitted provided that, all debt of Unrestricted Subsidiaries shall be non-recourse to the Borrower and any of its Restricted Subsidiaries;

(xvi)        Investments by any Person existing at the time such Person becomes a Subsidiary of the Borrower (and extensions, replacements an renewals thereof) shall be permitted; provided, that all such Investments existed at the time such Person became a Subsidiary of the Borrower and were not made in connection therewith or in contemplation thereof;

(xvii)       Investments made, directly or indirectly, out of the net cash proceeds or the fair market value of other assets received by the Borrower from any Person (other than a Restricted Subsidiary of the Borrower) from the substantially concurrent sale of, or made by exchange for, Capital Stock of the Borrower or a substantially concurrent capital contribution received by Borrower from its stockholders shall be permitted; and

(xviii)      other Investments in any Person in an aggregate amount not to exceed $15,000,000 at any one time outstanding.

9.6          TRANSACTIONS WITH AFFILIATES.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of transactions with any Affiliate of the Borrower or any of its Restricted Subsidiaries other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Restricted Subsidiary as would be reasonably expected to be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the following shall in any event be permitted:  (i) the payment of consulting or other fees to the Borrower by any of its Subsidiaries in the ordinary course of business; (ii) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower or any of its Subsidiaries; (iii) transactions exclusively between or among the Borrower and any Restricted Subsidiary of the Borrower, exclusively between Restricted Subsidiaries of the Borrower, or exclusively between the Borrower or any of its Restricted Subsidiaries and any of its respective joint ventures; (iv) any agreement as in effect as of the Effective Date as set forth on the Effective Date Officer’s Certificate or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto, so long as any such amendment or replacement agreement is not more disadvantageous to Borrower or any of its Restricted Subsidiaries in any material respect than the original agreement as in effect on the Effective Date; (v) any reasonable employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination, or other employment-related agreements, arrangements or plans entered into in good faith by Borrower or any of its Subsidiaries in the ordinary course of business; (vi) any issuance of Capital Stock of the Borrower; (vii) any transaction consummated in connection with or to facilitate a Permitted Securitization; (viii) the Borrower and its Restricted Subsidiaries may enter into employment and severance arrangements with respect to the procurement of services with their respective officers and employees in the ordinary course of business; and (ix) the payment of a dividend or distribution on or in respect of shares of the Capital Stock or the purchase, redemption or other acquisition or retirement for value of any Capital Stock.

9.7          LIMITATION ON CERTAIN RESTRICTIONS ON SUBSIDIARIES.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any such Restricted Subsidiary to (x) pay dividends or make any other distributions on its Capital Stock or any other Capital Stock or participation in its profits owned by the Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (y) make loans or advances to the Borrower or any of its Restricted Subsidiaries or (z) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, rule, regulation or order, (ii) this Credit Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Restricted Subsidiary of the Borrower, (iv) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Restricted Subsidiaries is the licensee) or any other contract entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, (v) any encumbrance or restriction pursuant to an agreement in effect or entered into on the Effective Date as set forth on the Effective Date Officer’s Certificate (and all replacements or substitutions thereof on terms not materially more adverse to the Lenders and not materially less favorable or materially more onerous to the Borrower and its Restricted Subsidiaries than those contained the any such agreement on the Effective Date), (vi) customary agreements relating to the transfer of, or the granting of licenses in licenses related to, copyrights, patents or other intellectual property, (vii) provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein), (viii) purchase money indebtedness permitted to be incurred under this Credit Agreement, (ix) restrictions on cash or other deposits under bona fide arrangements with customers entered into in the ordinary course of business, (x) Refinancing Indebtedness (provided, that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced); (xi) agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to Capital Stock other than on a pro rata basis, (xii) with respect to any Restricted Subsidiary, any encumbrance or restriction contained in the terms of any Permitted Indebtedness, or any agreement pursuant to which such Permitted Indebtedness was issued, (xiii) restrictions on the transfer of any asset pending the close of the sale of such asset (xiv) any restriction or encumbrance or the transfer of any assets subject to Liens not prohibited by Section 9.3 hereof, or (xv) encumbrances and restrictions contained in the Master Indenture Documents.

10.                               FINANCIAL COVENANTS.

The Borrower covenants and agrees that, at all times subsequent to the Effective Date and for so long as any Extension of Credit is outstanding or any Commitment has not been terminated and all other Obligations incurred hereunder have not been paid in full:

10.1        CONSOLIDATED EBIT TO CONSOLIDATED CASH INTEREST EXPENSE RATIO.  As of the last day of each fiscal quarter of the Borrower, commencing on December 31, 2011, the Consolidated EBIT to Consolidated Cash Interest Expense Ratio will not be less than 1.10 to 1.00.

10.2        MAXIMUM LEVERAGE RATIO.  As of the last day of each fiscal quarter of the Borrower, commencing on December 31, 2011, the Leverage Ratio of TAL Group shall be less than or equal to 4.75 to 1.00.

11.                               CLOSING CONDITIONS.

The obligation of each Lender to make a Loan hereunder on the Effective Date, is subject, at the time of the making of such Loans to the satisfaction of the following conditions (or the written waiver of such conditions by the Administrative Agent):

11.1        EXECUTION OF AGREEMENT; NOTES.  On or prior to the Effective Date, (i) this Credit Agreement and the other Loan Documents shall have been executed and delivered and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender which has requested the same the appropriate Note, in each case executed by the Borrower and in the amount, maturity and as otherwise provided herein.

11.2        OFFICER’S CERTIFICATE.  On the Effective Date, the Administrative Agent shall have received a certificate from the Borrower (a copy of which shall be delivered to the Administrative Agent), dated the Effective Date and signed by an Authorized Officer, certifying (i) as to the matters referenced in Sections 7.13, 7.18, 7.19, 7.23, 9.3, 9.4, 9.5, 9.6 and 9.7 hereof, (ii) that all of the applicable conditions set forth in Section 12 (other than such conditions to the extent that such conditions are expressly subject to the satisfaction of the Administrative Agent and/or the Majority Lenders), have been satisfied on such date and (iii) that no Default or Event of Default exists on such date.

11.3        OPINIONS OF COUNSEL.  On the Effective Date, the Administrative Agent shall have received from Nelson Mullins Riley & Scarborough, LLP, counsel to TAL Group and the Borrower, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Effective Date in form and substance reasonably satisfactory to Administrative Agent, which opinion shall be addressed to the Administrative Agent and each of the Lenders and be dated the Effective Date.

11.4        COMPANY DOCUMENTS; PROCEEDINGS.

(a)           On the Effective Date, the Administrative Agent shall have received from each of TAL Group and the Borrower a certificate, dated the Effective Date, signed by the chairman, a vice-chairman, the president, any vice-president or any other Authorized Officer, and attested to by the secretary, any assistant secretary or other senior officer of such Person, in the form of Exhibit G with appropriate insertions, together with copies of the certificate of incorporation, by-laws or equivalent organizational documents of such Person and the resolutions of such Person referred to in such certificate, and all of the foregoing shall be reasonably satisfactory to the Administrative Agent.

(b)           On the Effective Date, all instruments and agreements in connection with the transactions contemplated by this Credit Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates, bring-down certificates and any other records of Company proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper Company or governmental authorities.

11.5        APPROVALS.  On or prior to the Effective Date, (i) all necessary governmental (domestic and foreign), regulatory and material third party approvals and/or consents in connection with this Credit Agreement and the other Loan Documents shall have been obtained and remain in full force and effect and evidence thereof shall have been provided to the Administrative Agent; except for any such approval or consent the failure to obtain would not reasonably be expected to have a Material Adverse Effect, and (ii) all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the transactions contemplated by this Credit Agreement and the other Loan Documents, the making of the Loans or otherwise referred to herein or therein.  Additionally, on the Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon, or materially delaying, or making economically unfeasible, the consummation of the making of the Loans or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein.

11.6        GUARANTY BY TAL GROUP.  On the Effective Date, TAL Group shall have duly executed and delivered to the Administrative Agent the Parent Guaranty in the form of Exhibit K hereof.

11.7        SECURITY AGREEMENT.  On the Effective Date, the Borrower shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit H hereto covering all of the Borrower’s present and future collateral referred to therein, together with:

(i)            proper financing statements (Form UCC-1 or the equivalent) authenticated for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Administrative Agent desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii)           certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date, listing all effective financing statements that name Borrower as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name Borrower as debtor (none of which shall cover any of the Collateral, except to the extent evidencing Permitted Liens or in respect of which the Administrative Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed (where required) for filing);

(iii)          evidence of the completion of (or adequate provision for) all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Administrative Agent desirable, to perfect or continue to perfect the security interests intended to be created by the Security Agreement; and

(iv)          evidence that all other actions necessary or, in the reasonable opinion of the Administrative Agent desirable, to create, maintain, effect, perfect, preserve, maintain and protect the security interests purported to be created by the Security Agreement have been taken, including, without limitation, delivery of any certificate evidencing any SUBI or any undivided trust interest in any Trust which has not been pledged to any other Person;

and the Security Agreement shall be in full force and effect.

11.8        PERMITTED INDEBTEDNESS AGREEMENTS.  On or prior to the Effective Date, there shall have been delivered to the Administrative Agent by the Borrower true and correct copies of all loan and credit agreements listed on the Effective Date Officer’s Certificate entered into by Borrower or any of its Subsidiaries, all agreements shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect on the Effective Date.

11.9        INSURANCE CERTIFICATES; ETC.  On the Effective Date, the Administrative Agent shall have received evidence of insurance complying with the requirements of Section 8.11 for the business and properties of the Borrower, in scope, form and substance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as an additional insured and/or loss payee, and stating that such insurance shall not be canceled or materially revised without at least 30 days’ prior written notice by the respective insurer to the Administrative Agent.

11.10      AUDITED AND UNAUDITED FINANCIAL STATEMENT.  Prior to the Effective Date, the Administrative Agent and each of the Lenders shall have received:  (i) the consolidated audited financial statements of TAL Group and its Consolidated Subsidiaries for each of its three most recently ended fiscal years and the related balance sheet of TAL Group and its Consolidated Subsidiaries (and its respective predecessors), and the related consolidated statements of income and shareholder’s equity and statement of cash flows for the fiscal years then ended, together with a certification by an Independent Accountant reasonably acceptable to the Administrative Agent, to the effect that such statements fairly present in all material respects the consolidated financial condition of TAL Group and its Consolidated Subsidiaries (and its respective predecessors) as of the dates indicated and the results of their consolidated operations and changes in financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years except as disclosed therein (which report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), (ii) the completed and filed 2010 Form 10 K of TAL Group, and (iii) the unaudited balance sheet of TAL Group and its Consolidated Subsidiaries as of September 30, 2011 and the related consolidated statements of income for such fiscal quarter and the related consolidated statements of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be certified by the chief financial officer or other

Authorized Officer that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of TAL Group and its Consolidated Subsidiaries as of the dates indicated and the consolidated results of their operations and/or changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

11.11      PAYMENT OF FEES.  On the Effective Date, all Fees, costs, and expenses, and all other compensation due to the Administrative Agent and the Lenders (including, without limitation, reasonable and documented legal fees and expenses) shall have been paid to the extent then due.

11.12      PLEDGE AGREEMENT.  On the Effective Date, the Borrower shall have duly authorized, executed and delivered the Pledge Agreement in the form set forth in Exhibit N and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein, (x) endorsed in blank in the case of any beneficial interest in any Trust constituting Pledge Agreement Collateral, (y) together with executed and undated transfer powers in the case of certificated Capital Stock constituting Pledge Agreement Collateral, and the Pledge Agreement shall be in full force and effect, or (z) with such other endorsements or powers as may be reasonably requested by the Collateral Agent.

11.13      PROJECTIONS.  Prior to the Effective Date, the Administrative Agent and each of the lenders shall have received from Borrower projection model of the financial performance of TAL Group and its Subsidiaries (x) on an annual basis, through December 31, 2012 and (y) on a quarterly basis, through December 31, 2011, in each case in form and substance reasonably satisfactory to the Administrative Agent.

11.14      INTENTIONALLY OMITTED.

11.15      SECURITIZATION INTERCREDITOR AGREEMENT.  On the Effective Date, the Borrower and the Administrative Agent shall jointly execute and deliver a notice to the Indenture Trustee that the Administrative Agent has succeeded to the Original Administrative Agent’s interests and rights under the Securitization Intercreditor Agreement.

11.16      INTERCOMPANY SUBORDINATION AGREEMENT.  On the Effective Date, the Borrower shall have delivered to the Administrative Agent a fully executed copy of the Intercompany Subordination Agreement.

11.17      CONTROL AGREEMENT.  On the Effective Date, the Borrower and the Administrative Agent shall jointly execute and deliver a notice to Citibank, N.A., that the Administrative Agent has succeeded to the Original Administrative Agent’s rights and interests under the Original Control Agreement.

11.18      SUBSIDIARY GUARANTIES.  On the Effective Date, each Domestic Subsidiary of the Borrower as of the Effective Date shall have duly executed and delivered to the Administrative Agent the Subsidiary Guaranty in the form of Exhibit I hereof.

11.19      MASTER ASSIGNMENT & RESIGNATION AGREEMENT. The Master Assignment and Resignation Agreement, in the form attached hereto as Exhibit P, duly executed by the Borrower, the Original Administrative Agent, the Original Lenders and the Administrative Agent.

11.20      INTENTIONALLY OMITTED.

11.21      SOLVENCY CERTIFICATE. The Borrower shall deliver a certificate of a Senior Designated Officer, stating that the Borrower and the Restricted Subsidiaries (on a consolidated basis) are Solvent (as defined in such certificate) immediately after giving effect to the Loans, the application of the proceeds thereof in accordance with Section 8.3, the payment of all estimated legal, accounting and other fees related hereto and thereto and the other transactions contemplated hereunder.

12.                               CONDITIONS PRECEDENT TO ALL LOANS.

The obligation of each Lender to make Loans (including Loans made on the Effective Date) and issue Letters of Credit is subject, at the time of the making of such Loan or issuance of such Letter of Credit (except as hereinafter indicated), to the satisfaction of the following conditions:

12.1        EFFECTIVE DATE.  The Effective Date shall have occurred and the Revolving Credit Period shall not have expired or been terminated.

12.2        NO EVENT OF DEFAULT; REPRESENTATIONS AND WARRANTIES.  At such time and immediately after giving effect to such Loan or Letter of Credit (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in each other Loan Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

12.3        LOAN REQUEST.  Prior to the making of each Loan and issuance of each Letter of Credit, the Administrative Agent shall have received a Loan Request meeting the requirements of Section 2.2 (and any letter of credit request pursuant to Section 3.4) and showing in reasonable detail that the aggregate outstanding Extensions of Credit (calculated after giving effect to the requested Loan or Letter of Credit) shall not exceed the Aggregate Commitments.

12.4        CERTIFICATION.  The Borrower shall have delivered to the Administrative Agent a certificate of the Borrower, signed on the Borrower’s behalf by an Authorized Officer, as to the matters set out in Sections 12.2 and 12.3.  Each request for a Loan or Letter of Credit, and acceptance by the Borrower of the proceeds of any Borrowing, shall constitute a certification required by this Section 12.4 that on the date of such Loan Extension (both immediately before and after giving effect thereto) the statements made in Sections 12.2 and 12.3 are true and correct.

12.5        NO LEGAL BAR. The making of the Loans or the issuance of the Letter of Credit on such date does not violate any requirement of law applicable to Borrower or any

Guarantor on the date of or immediately following such Loan or issuance of such Letter of Credit and is not enjoined, temporarily, preliminary or permanently.

13.                               EVENTS OF DEFAULT; ACCELERATION; ETC.

13.1        EVENTS OF DEFAULT AND ACCELERATION.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)           the Borrower shall fail to pay any principal amount of any Loan or Reimbursement Obligation when due, whether prior to or following any acceleration in accordance with Section 13.1 hereof;

(b)           the Borrower shall fail to pay any interest payment on any Loan or any Fee when due and payable, and the continuation of such failure to pay for more than three (3) Business Days after such amounts shall have become due and payable;

(c)           [Intentionally Left Blank]

(d)           default in the payment of any other Obligations other than the amounts described in clauses (a) and (b) above, and the continuation of such default for more than fifteen (15) Business Days after the date on which a Senior Designated Officer received written notice of non-payment;

(e)           the Borrower shall fail to comply with any of its covenants contained in Section 6.2, Section 9 or Section 10;

(f)            the Borrower shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (which is not otherwise addressed in this Section 13), which failure materially and adversely affects the interests of the Administrative Agent or the Lenders and continues for thirty (30) days after written notice of such failure has been given to a Senior Designated Officer;

(g)           any representation or warranty of the Borrower made in any Loan Document shall prove incorrect in any material respect when made which materially and adversely affects the interest of the Administrative Agent or any Lender and which (if curable) remains unremedied for a period of thirty (30) days after the first date on which a Senior Designated Officer has received written notice thereof;

(h)           the Borrower, any of its Restricted Subsidiaries (other than a Special Purpose Vehicle) or TAL Group shall commence a voluntary case concerning itself under the Federal Bankruptcy Code; or an involuntary case is commenced against any Credit Party and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Credit Party; or any Credit Party commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Credit Party and such proceeding remains undismissed for a period of 60 days; or any Credit Party is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Credit Party suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Credit Party makes a general assignment for the benefit of creditors; or any Company action is taken by any Credit Party for the purpose of effecting any of the foregoing;

(i)            a Change of Control occurs without the prior consent of the Administrative Agent and the Majority Lenders;

(j)            the Security Agreement or the Lien purported to be created thereby shall become or be adjudged by a court of competent jurisdiction to be invalid or enforceable against the Borrower for any reason other than any action taken by the Administrative Agent or any Lender or the failure of the Administrative Agent or any Lender to take any action within its control;

(k)           one or more judgments or decrees shall be entered against TAL Group, the Borrower or any of its Restricted Subsidiaries (other than a Special Purpose Vehicle) involving a liability (to the extent not paid when due or covered by a reputable and solvent insurance company (with any portion of any judgment or decree not so covered to be included in any determination hereunder)) equal to or in excess of Twenty Million Dollars ($20,000,000) for all such judgments and decrees and all such judgments or decrees shall either be final and non-appealable or shall not have been vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days;

(l)            Borrower or any of its Restricted Subsidiaries fails to make any payment when due (beyond the applicable grace or cure period with respect thereto, if any) or defaults in the observance or performance (beyond the applicable grace or cure period with respect thereto, if any) of any payment obligation, or any other agreement or covenant with respect to the Indebtedness that, individually or in the aggregate for all such Persons, exceeds Twenty Million Dollars ($20,000,000) and the holder(s) of such Indebtedness have accelerated such Indebtedness; and

(m)          any law, rule or regulation shall render invalid, or preclude enforcement of, any material provision of this Credit Agreement or any other Loan Document or impair performance of the obligations of any Credit Party under this Credit Agreement or under any other Loan Document, in each case, for any reason other than any action taken by the Administrative Agent or any Lender or the failure of the Administrative Agent or any Lender to take any action within its control;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Majority Lenders shall, by notice in writing to the Borrower declares all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in Sections 13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent.

13.2        TERMINATION OF COMMITMENTS.  If an Event of Default specified in Sections 13.1(h) shall occur, any unused portion of the Commitments hereunder shall forthwith automatically terminate, each Issuing Lender’s obligation to issue or extend any Letter of Credit under Section 3 shall automatically terminate (and the Borrower shall cash collateralize all outstanding Letters of Credit in accordance with Section 3.3), and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrower and all amounts outstanding hereunder will automatically and immediately become due and payable.  If any other Event of Default shall have occurred and be continuing, the Administrative Agent may and upon the request of the Majority Lenders shall, by notice to the Borrower, terminate the unused portion of the Commitments hereunder, and upon such notice being given such unused portion of the Commitments hereunder shall terminate immediately, each Issuing Lender’s obligation to issue or extend any Letter of Credit under Section 3 shall automatically terminate (and the Borrower shall cash collateralize all outstanding Letters of Credit in accordance with Section 3.3) and each of the Lenders shall be relieved of all further obligations to make Loans.  No termination of the Commitments hereunder shall relieve the Borrower of any of the Obligations.

13.3        REMEDIES.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Administrative Agent shall have accelerated the maturity of the Loans pursuant to Section 13.1, each Lender, if owed any amount with respect to the Loans may, with the consent of the Majority Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender.  No remedy herein conferred upon any Lender or the Administrative Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

13.4        DISTRIBUTION OF COLLATERAL PROCEEDS.  In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent or any Secured Party, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a)           First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for, or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b)           Second, to the payment in full of all of the Secured Obligations;

(c)           Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Secured Obligations, to the payment of any obligations required to be paid pursuant to Section 9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State of New York; and

(d)           Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

14.                               ADMINISTRATIVE AGENT AND COLLATERAL AGENT.

14.1        APPOINTMENT AND AUTHORITY.  Each of the Lenders hereby irrevocably appoints RBS to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall have no rights as a third party beneficiary of any of such provisions.

14.2        RIGHTS AS A LENDER.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or its Affiliates as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

14.3        EXCULPATORY PROVISIONS.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 16.12 and 13.2) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined in a final non-appealable judgment of a court of competent jurisdiction.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Sections 11 or 12 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

14.4        RELIANCE BY ADMINISTRATIVE AGENT.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

14.5        DELEGATION OF DUTIES.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 14 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

14.6        RESIGNATION OF ADMINISTRATIVE AGENT.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the consent of the Borrower, to appoint a successor.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 16.3 shall continue in effect for the benefit of such retiring Administrative Agent, their sub-agents and its respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

In the event that (i) the Administrative Agent, whether in its capacity as the Administrative Agent or a Lender, does not consent (or fails to respond) to a proposed amendment, modification or waiver to any provision of this Credit Agreement or any other Loan Document requested by the Borrower and (ii) such proposed amendment, modification or waiver has been approved by the Majority Lenders, the Borrower may, upon (x) delivery of written notice thereof to the Administrative Agent, and (y) receipt by the Administrative Agent of the amount calculated in accordance with Section 16.13 hereof in connection with a transfer of the Loans by the Administrative Agent, require that the Administrative Agent promptly resign from such position, such resignation, and the appointment of a successor Administrative Agent to be consummated in accordance with the first paragraph of this Section 14.6.

14.7        NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

14.8        ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its respective agents and counsel) and all other amounts due the Lenders and the Administrative Agent under Sections 5.1 and 16.3 allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5.1 and 16.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.9        COLLATERAL MATTERS.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) that is or becomes Excluded Collateral as defined in the Security Agreement, or (iv) subject to Section 16.12, if approved, authorized or ratified in writing by the Majority Lenders;

(b)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is not prohibited by Section 9.3(viii); and

(c)           to take the actions with respect to the Collateral and the Guaranty as are set forth in the Security Documents and the Guaranty, respectively.

The Lenders hereby agree that the Security Documents may be enforced only by the action of the Administrative Agent, in each case, acting upon the instructions of the Majority Lenders, and that no Lender shall have any right individually to seek to enforce or to enforce the Security Documents to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lender upon the terms of this Credit Agreement and the Security Documents.

Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property.

14.10      COLLATERAL AGENT.  All of the provisions of this Article 14 applicable to the Administrative Agent shall be equally applicable to the Collateral Agent.

14.11      HEDGE COUNTERPARTIES.  A Hedge Counterparty shall have no rights under this Credit Agreement except the right to share in payments and collections out of the Collateral as more fully set forth in Section 13.4 hereof.  In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Hedge Counterparty with respect to any Specified Hedging Agreement unless such Hedge Counterparty has notified the Administrative Agent in writing of the amount of any such liability owed to it prior to such distribution.

15.                               SUCCESSORS AND ASSIGNS.

15.1        GENERAL CONDITIONS.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or Obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 15.2, (b) by way of participation in accordance with the provisions of Section 15.4 or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 15.6 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this

Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 15.4, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or to a Defaulting Lender.

15.2        ASSIGNMENTS BY LENDERS.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Designated Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, it being understood that non-pro rata assignments of or among any of the Commitments and Loans are not permitted;

(iii)          any assignment of a Commitment or Loan must be approved by (x) the Administrative Agent and each Issuing Lender (such consent not to be unreasonably withheld or delayed), and (y) the Borrower, so long as no Designated Event of Default has occurred and is continuing and solely if the Person that is the proposed assignee is an Eligible Assignee pursuant to clause (v) of the definition of “Eligible Assignee” (such consent not to be unreasonably withheld or delayed);

(iv)          so long as RBS is the Administrative Agent, any assignment by RBS or any of its Affiliates of all or a portion of its Commitments or Loans that would result in RBS and its Affiliates holding in aggregate the lesser of (x) twenty percent (20%) of the Aggregate Commitments or, if the Commitments are not then in effect, the aggregate Loans outstanding and (y) $20,000,000 of the Aggregate Commitments or, if the Commitments are not then in effect, the aggregate Loans outstanding, shall require, so long as no Default or Event of Default has occurred and is continuing, the consent of the Borrower, such consent not to be unreasonably withheld or delayed;

(v)           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owned by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs; and

(vi)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 15.3, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.2.2, 5.6 and 16.3 with respect to facts and circumstances occurring prior to the effective date of such assignment provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from the Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Revolving Credit Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 15.4.  Notwithstanding anything to the contrary contained herein, the Borrower shall not be obligated to pay to the Eligible Assignee any amount under Section 5.2.2(a) that is greater than the amount that the Borrower would have been obligated to pay such Eligible Assignee’s assignor if such assigning Lender had not assigned to such Eligible Assignee any of its rights under this Credit Agreement, unless (1) the circumstances giving rise to such greater payments did not exist at the time of such assignment, or (2) the Borrower consented to the assignment to such Eligible Assignee.

15.3        REGISTER.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower or any Lender, as to each Lender’s respective Commitment only, at any reasonable time and from time to time upon reasonable prior notice.

15.4        PARTICIPATIONS.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person other than a natural person or the Borrower or any of its Affiliates (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of or the interest rate on any Loan, extend the term or increase the amount of the Commitment of such Lender as it relates to such Participant, reduce the amount of any Commitment Fee to which such Participant is entitled or extend any regularly scheduled payment date for principal or interest.  Subject to Section 15.5, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.2.2, 5.6, 5.7 and 5.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 15.2.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 16.1 as though it were a Lender, provided such Participant agrees to be subject to Section 15.1 as though it were a Lender.  Each Lender that sells a participation pursuant to this Section 15.4 to a Participant shall, as agent of the Borrower solely for the purpose of this Section 15.4, record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

15.5        LIMITATIONS UPON PARTICIPANT RIGHTS.  A Participant shall not be entitled to receive any greater payment under Sections 5.2.2, 5.6 or 5.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.2.2 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 5.2.3 and 5.2.4 as though it were a Lender.

15.6        CERTAIN PLEDGES.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.7        ELECTRONIC EXECUTION OF ASSIGNMENTS.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

16.                               PROVISIONS OF GENERAL APPLICATIONS.

16.1        SETOFF.  The Borrower hereby grants to the Administrative Agent and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and Obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them.  Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders to Borrower and any securities or other property of Borrower in the possession of such Lender may be applied to or set off by the Administrative Agent against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender.  ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER IS HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.  Each of the Lenders agree with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Lender, other than Indebtedness evidenced by the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the

Indebtedness evidenced by all such Notes held by such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make arrangements with the Administrative Agent and the other Lenders with respect to such excess in accordance with the provisions of Section 4.6.

16.2        EXPENSES.  The Borrower agrees to pay, on a joint and several basis, (a) the reasonable and documented costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable and documented fees, expenses and disbursements of the Administrative Agent’s special counsel and any local counsel to the Administrative Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document providing for such cancellation, (c) the reasonable and documented fees, expenses and disbursements of the Administrative Agent or any of its Affiliates incurred by the Administrative Agent or such Affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, (d) any reasonable and documented fees, costs, expenses and bank charges, including bank charges for returned checks, incurred the Administrative Agent in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any of the Collateral, (e) all reasonable and documented out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by (x) the Administrative Agent and the Lenders for workout proceedings, enforcement costs and documentary taxes associated with the Loan Documents and (y) the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Administrative Agent’s relationship with the Borrower and (f) all reasonable and documented fees, expenses and disbursements of any Lender or the Administrative Agent incurred in connection with UCC searches, UCC filings, or mortgage recordings.  The covenants contained in this Section 16.2 shall survive payment or satisfaction in full of all other Obligations.

16.3        INDEMNIFICATION.  The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Collateral Agent, each of the Lenders and each of their Affiliates (“Indemnitees”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby (the “Indemnified Liabilities”), including, without limitation, (a) any actual or proposed use by the Borrower of the proceeds of any of the Loans, (b) the reversal or withdrawal of any provisional credits granted by the Administrative Agent or any Lender upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrower or in connection with the provisional honoring of funds transfers, checks or other items, (c) the Borrower entering into or performing this Credit Agreement or any of the other Loan Documents, (d) any such liability, loss, damage or expense in any way relating to, or arising out of, the manufacture, ownership, leasing or operation of the Collateral incurred prior to any foreclosure on the Collateral, or (e) with respect to the Borrower and its respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of one counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall have no obligation to any Indemnitee hereunder with respect to Indemnified Liabilities and related costs and expenses (i) to the extent that such Indemnified Liabilities constitute special, indirect, consequential or punitive damages or damages or liabilities based upon any theory of lost profits, or (ii) to the extent that such Indemnified Liabilities are determined in a final non-appealable judgment of a court with competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (and, upon any such determination, any indemnification payments with respect to such Indemnified Liabilities or related costs and expenses previously received by such Indemnitee shall be promptly reimbursed by such Indemnitee).  In litigation, or the preparation therefor, each Indemnitee shall be entitled to select its own counsel and, in addition to the foregoing indemnity; provided, that the Borrower shall only be obligated under this Section 16.3 to pay the reasonable and documented fees and expenses of one counsel on behalf of all Indemnitees.  If, and to the extent that the Obligations of the Borrower under this Section 16.3 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such Obligations which is permissible under applicable law.  The covenants contained in this Section 16.3 shall survive payment or satisfaction in full of all other Obligations.

16.4                        TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

16.4.1                                 CONFIDENTIALITY.  Each of the Lenders and the Administrative Agent agrees, on behalf of itself and each of its Affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any information supplied to it by, or on behalf of, the Borrower pursuant to this Credit Agreement, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this Section 16.4, or becomes available to any of the Lenders or the Administrative Agent on a nonconfidential basis from a source other than the Borrower, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Administrative Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent, or to auditors or accountants, (e) to the Administrative Agent, any Lender or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, the Administrative Agent or any Financial

Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender Affiliate or a Subsidiary or affiliate of the Administrative Agent, (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of this Section 16.4 or (i) with the prior written consent of the Borrower.  Each of the Administrative Agent, the Lenders and the Financial Affiliates agrees not to use any information supplied to it by, or on behalf, of the Borrower pursuant to this Credit Agreement for any purpose or in any manner other that evaluating the performance of the Borrower and its Subsidiaries hereunder and enforcing the rights, remedies and obligations hereunder and under the other Loan Documents.  Without the prior written consent of the Borrower, none of the Administrative Agent, any Lender or any Financial Affiliate shall be permitted to refer to the Borrower in connection with any advertising, promotion or marketing undertaken by the Administrative Agent, such Lenders or such Financial Affiliate.

16.4.2                                 PRIOR NOTIFICATION.  Unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.

16.4.3                                 OTHER.  In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrower.  The obligations of each Lender under this Section 16.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans from any Lender.

16.5                        SURVIVAL OF COVENANTS, ETC.  All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any Loans as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans and for such further time as may be otherwise expressly specified in this Credit Agreement.  All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

16.6                        NOTICES.  Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit

Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a)                                 if to TAL International Container Corporation, 100 Manhattanville Road, Purchase, New York 10577-2135, Attention:  Jeffrey Casucci, Facsimile:  914-697-2886, or at such other addresses for notice as the Borrower shall last have furnished in writing to the Person giving the notice, with copies to the attention of Marc Pearlin at the same address and Facsimile:  914-697-2526;

(b)                                 if to the Administrative Agent, at 600 Washington Blvd., Stamford, CT 06902, Facsimile: Yolette Salnave (203) 873-5300, or such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice; and

(c)                                  if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective upon receipt by the recipient during its normal business hours.  Any notice or other communication to be made hereunder or under the Notes, even if otherwise required to be in writing under other provisions of this Credit Agreement or the Notes may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures.  Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Credit Agreement or the Notes and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Credit Agreement or the Notes.

16.7                        GOVERNING LAW.  THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 16.6.  THE BORROWER HEREBY WAIVES ANY OBJECTION THAT THEY MAY NOW OR

HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

16.8                        HEADINGS.  The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

16.9                        COUNTERPARTS.  This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

16.10                 ENTIRE AGREEMENT, ETC.  The Loan Documents and any other documents executed in connection herewith or therewith, including the Engagement Letter (as to fees referenced in Section 5.1.2), express the entire understanding of the parties with respect to the transactions contemplated hereby.  Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 16.12.

16.11                 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  The Borrower (a) certifies that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Administrative Agent and the Lenders have been induced to enter into this Credit Agreement and the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

16.12                 CONSENTS, AMENDMENTS, WAIVERS, ETC.  Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Lenders.  Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a)                                 without the written consent of the Borrower and each Lender directly affected thereby:

(i)                                     reduce, delay or forgive the principal amount of any Loans or reduce the rate of interest on the Loans or the priority thereof or the amount of any Fees (other than interest on the Notes accruing pursuant to Section 5.10 following the effective date of any waiver by the Majority Lenders of the Event of Default relating thereto);

(ii)                                  increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment;

(iii)                               postpone or extend the Availability Termination Date or any other regularly scheduled dates for payments of principal of, or interest on, the Loans or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to Section 5.10, and (B) any vote to rescind any acceleration made pursuant to Section 13.1 of amounts owing with respect to the Loans and other Obligations shall require only the approval of the Majority Lenders); and

(iv)                              other than pursuant to a Permitted Securitization or any other transaction not prohibited by the terms of this Credit Agreement, release all or substantially all of the Collateral (excluding, if the Borrower or any Subsidiary of Borrower becomes a debtor under the Federal Bankruptcy Code or other applicable insolvency laws, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code or any analogous provision of any applicable insolvency law pursuant to a cash collateral stipulation with the debtor approved by the Majority Lenders);

(b)                                 without the written consent of all of the Lenders, amend or waive this Section 16.12 or the definition of “Majority Lenders”;

(c)                                  without the written consent of the Administrative Agent, amend or waive Section 14, the amount or time of payment of any Fee payable for the Administrative Agent’s account or any other provision applicable to the Administrative Agent;

(d)                                 without the consent of any affected counterparty (other than Borrower or any of its Affiliates) to any Hedging Agreement, reduce, delay, forgive or change the relative priority of any amounts owing to such Person in accordance with the terms hereof; or

(e)                                  without the written consent of all the Lenders, release any Guarantor from any Guaranty.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

16.13                 REPLACEMENT OF LENDERS.

(a)                                 In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 5.6 or 5.7, (ii) any Lender delivers a notice described in Section 5.4 or 5.5, (iii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 5.2.2, (iv) any Lender does not consent (or fails to respond) to a proposed amendment, modification or waiver to any provision of this Credit Agreement or any other Loan Document requested by Borrower, (v) Borrower reasonably determines any Lender or any of its Affiliates a Competitor, or (vi) any Lender becomes a Defaulting Lender, then, in each case, Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 15.2, including, without limitation, the consent of the Administrative Agent required under clause (iii) of section 15.2 ), all of its interests, rights and obligations under this Credit Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                                     the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 15.2;

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 5.6 or 5.7 or payments required to be made pursuant to Section 5.2.2, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)                              such assignment does not conflict with applicable laws.

In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the replacement Lender executes and delivers such Assignment and Assumption to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b)                                 If (i) any Lender shall request compensation under Section 5.6 or 5.7, (ii) any Lender delivers a notice described in Section 5.4 or 5.5, or (iii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 5.2.2, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 5.6 or 5.7, enable it to withdraw its notice pursuant to Section 5.4 or 5.5, or would reduce amounts payable pursuant to Section 5.2.2, as the case may be, in the future.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

16.14                 SEVERABILITY.  The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

16.15                 USA PATRIOT ACT.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

TAL INTERNATIONAL CONTAINER
CORPORATION

By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND, in its capacities as Lender, Issuing Lender, Swing Line Lender, Administrative Agent and Collateral Agent

By:
Name:
Title:

Royal Bank of Canada
as Lender

By:
Name:
Title:

Capital One, National Association
as Lender

By:
Name:
Title:

Land Bank of Taiwan, New York Branch
as Lender

By:
Name:
Title:

EXHIBIT A

FORM OF ASSIGNMENT

AND

ASSUMPTION AGREEMENT(1)

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below.  The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the Credit Agreement with respect to the Aggregate Commitment, and all outstanding Loans, identified below ([the] [each, an] “Assigned Interest”).  [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor (other than those set forth on the Standard Terms and Conditions).

[1.	Assignor:

2.	Assignee:	](2)

[1][3].  Credit Agreement:  The Amended and Restated Credit Agreement, dated as of November           , 2011, among TAL International Container Corporation, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto and The Royal Bank of

(1)  This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.

(2)  If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively.  In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

Scotland plc as Administrative Agent and as Collateral Agent (as amended, restated, supplemented, or otherwise modified in accordance with its terms, the “Credit Agreement”).

[2.                             Assigned Interest:(3)

		Aggregate		Percentage of
		Commitment /		Assigned
		Loans for all	Commitment /	Commitment /
Assignor	Assignee	Lenders	Loans Assigned	Loans(4)
[Name of Assignor]	[Name of Assignee]				%
[Name of Assignor]	[Name of Assignee]				%

[4.                             Assigned Interest:(5)

	Loan Commitment / Loans for all Lenders	Commitment / Loans Assigned	Percentage of Assigned Commitment / Loans(6)
Commitment / Loans	$	$		%

(3)  Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors.  Insert additional rows as needed.

(4)  Set forth, to at least 9 decimals, as a percentage of the Aggregate Commitment/Loans of all Lenders thereunder.

(5)  Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

(6)  Set forth, to at least 9 decimals, as a percentage of the Aggregate Commitment/Loans of all Lenders thereunder.

Effective Date                           ,         , 20      .

ASSIGNOR[S] INFORMATION	ASSIGNEE[S] INFORMATION

Payment Instructions:	Payment Instructions:

Reference:	Reference:

Notice Instructions:	Notice Instructions:

Reference:	Reference:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE](7)

By:	By:
Name:	Name:
Title:	Title:

[Consented to and](8) Accepted:
THE ROYAL BANK OF SCOTLAND PLC,
as Administrative Agent and
as Collateral Agent

By:
Name:
Title:

[Consented to:
TAL INTERNATIONAL CONTAINER CORPORATION]

By:
Name:
Title:](9)

(7)  Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

(8)  Insert only if assignment is being made to an Eligible Assignee pursuant to Section 15.2 of the Credit Agreement.  Consent of the Administrative Agent shall not be unreasonably withheld or delayed.

(9)  Insert only if (i) no Default or Event of Default is then in existence and (ii) the assignment is being made to an Eligible Assignee pursuant to 15.2 of the Credit Agreement.  Consent of the Borrower shall not be unreasonably withheld or delayed.

TAL INTERNATIONAL CONTAINER CORPORATION

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION AGREEMENT

1.                                      Representations and Warranties.

1.1.                            Assignor.  [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] assigned interest (“Assigned Interest”), (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is (A) a Lender; (B) an affiliate of a Lender; (C) an Approved Fund; or (D) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, it is not any Borrower or any of its respective Affiliates; (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is organized under the laws of a jurisdiction outside the United States, attached to this Assignment is any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payment.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3.                                      Effect of Assignment.  Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

4.                                      General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment.  THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW).

EXHIBIT B

FORM OF LOAN REQUEST

[Date]

The Royal Bank of Scotland plc,

as Administrative Agent for the Lenders party

to the Credit Agreement

referred to below

[                                  ]

[                                  ]

[                                  ]

Attention:

Ladies and Gentlemen:

TAL International Container Corporation, a Delaware corporation (the “Borrower”), submits this Loan Request pursuant to Section 12.3 of the Amended and Restated Credit Agreement, dated as of November         , 2011 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement,” the capitalized terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and The Royal Bank of Scotland plc, as Administrative Agent (the “Agent”) and as Collateral Agent for such Lenders.  All capitalized terms used in this Loan Request shall have the meanings specified in the Credit Agreement unless otherwise defined herein.

We hereby represent, warrant and certify to you that, as of the date hereof and after giving effect to the Loan requested hereby, (i) there exists no Default or Event of Default, (ii) all representations and warranties contained in the Credit Agreement and in each other Loan Document are true and correct in all material respects with the same effect as though such representations and warranties are being made on the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date) and (ii) the aggregate outstanding Extensions of Credit (after giving effect to this requested Loan) do not exceed the Aggregate Commitments.

The Borrower requests that the Agent make a [LIBOR Rate] [Base Rate] Loan on [proposed Funding Date] for the Interest Period commencing on [proposed Funding Date] ending on [                                           ,                 ] in the principal amount of [$                          ].

* * *

1

Please acknowledge receipt of this letter by signing and returning to us the enclosed copy.

Very truly yours,

TAL INTERNATIONAL CONTAINER
CORPORATION

By:
Name:
Title:

2

EXHIBIT C-1

FORM OF REVOLVING CREDIT NOTE

$	[Date]

FOR VALUE RECEIVED, TAL INTERNATIONAL CONTAINER CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to                              or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the office of The Royal Bank of Scotland plc (the “Administrative Agent”) initially located at [600 Washington Boulevard, Stamford, Connecticut 06901], on the Availability Termination Date (as defined in the Credit Agreement referred to below) the principal sum of                          DOLLARS ($                    ) or, if less, the unpaid principal amount of all Revolving Credit Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 4 of the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and fees and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

The Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Funding Date of any Loan or at the time of receipt of any payment of principal on such Lender’s Revolving Credit Note, an appropriate notation on such Revolving Credit Note’s Record reflecting the making of such Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Loans set forth on such Record shall be prima facie evidence absent manifest error of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

This Note is one of the Revolving Credit Notes referred to in the Amended and Restated Credit Agreement, dated as of November           , 2011 among the Borrower, the lenders from time to time party thereto (including the Lender), the Administrative Agent and the Collateral Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement).  This Note is secured by the Security Documents (as defined in the Credit Agreement).  This Note is subject to voluntary prepayment and mandatory repayment prior to the Availability Termination Date, in whole or in part, as provided in the Credit

1

Agreement.  All terms and provisions of the Credit Agreement are herein incorporated by reference as if set forth herein in their entirety.  In the event of any conflict between this Revolving Credit Note, on the one hand, and the Credit Agreement, on the other hand, the Credit Agreement shall control.

If an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).

2

IN WITNESS WHEREOF, the Borrower has caused this Revolving Credit Note to be executed by its duly authorized officers as of the date first written above.

TAL INTERNATIONAL CONTAINER
CORPORATION

By:
Name:
Title:

3

EXHIBIT C-2

FORM OF SWING LINE NOTE

$10,000,000	[Date]

FOR VALUE RECEIVED, TAL INTERNATIONAL CONTAINER CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to The Royal Bank of Scotland plc or its registered assigns (the “Swing Line Lender”), in lawful money of the United States of America in immediately available funds, at the office of The Royal Bank of Scotland plc (the “Administrative Agent”) initially located at 600 Washington Boulevard, Stamford, Connecticut 06901, on the Availability Termination Date (as defined in the Credit Agreement referred to below) the principal sum of TEN MILLION DOLLARS ($10,000,000) or, if less, the unpaid principal amount of all Swing Line Loans (as defined in the Credit Agreement) made by the Swing Line Lender pursuant to the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 4 of the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and fees and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

The Borrower irrevocably authorizes the Swing Line Lender to make or cause to be made, at or about the time of the Funding Date of any Swing Line Loan or at the time of receipt of any payment of principal on the Swing Line Lender’s Swing Line Note, an appropriate notation on the Swing Line Note’s Record reflecting the making of such Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Loans set forth on such Record shall be prima facie evidence absent manifest error of the principal amount thereof owing and unpaid to the Swing Line Lender, but the failure to record, or any error in so recording, any such amount on such Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Swing Line Note to make payments of principal of or interest on any Swing Line Note when due.

This Note is the Swing Line Note referred to in the Amended and Restated Credit Agreement, dated as of November           , 2011 among the Borrower, the lenders from time to time party thereto (including the Lender), the Administrative Agent and the Collateral Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement).  This Note is secured by the Security Documents (as defined in the Credit Agreement).  This Note is subject to voluntary prepayment and mandatory repayment prior to the Availability Termination Date, in whole or in part, as provided in the Credit Agreement.  All terms and provisions of the Credit Agreement are herein incorporated by reference as if set forth

1

herein in their entirety.  In the event of any conflict between this Swing Line Note, on the one hand, and the Credit Agreement, on the other hand, the Credit Agreement shall control.

If an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).

2

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized officers as of the date first written above.

TAL INTERNATIONAL CONTAINER
CORPORATION

By:
Name:
Title:

3

EXHIBIT D

CREDIT AND COLLECTION POLICY

1

EXHIBIT E

FORM OF LEASE AGREEMENT

1

EXHIBIT G

FORM OF OFFICER’S CERTIFICATE

I, the undersigned, [chairman/vice chairman/president/vice president/authorized person] of                   , a Delaware corporation (the “Corporation”), do hereby certify on behalf of the Corporation that:

(1)                                  This Certificate is furnished pursuant to Section 11.4 of the Amended and Restated Credit Agreement, dated as of November           , 2011, among TAL International Container Corporation, as the Borrower, the lenders from time to time party thereto, and The Royal Bank of Scotland plc, as Administrative Agent and as Collateral Agent (such Amended and Restated Credit Agreement, as in effect on the date of this Certificate, being herein called the “Credit Agreement”).  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

(2)                                  The individuals listed on Exhibit A attached hereto are elected officers of the Corporation, and each holds the office of the Corporation set forth opposite his or her name on such Exhibit A as of the date hereof.  The signature written opposite the name and title of each such officer on Exhibit A attached hereto is his or her genuine signature.

(3)                                  Attached hereto as Exhibit B is a certified copy of the Certificate of Incorporation of the Corporation, as filed in the Office of the Secretary of State of the State of Delaware, together with all amendments thereto adopted through the date hereof.

(4)                                  Attached hereto as Exhibit C is a true and correct copy of the By-Laws of the Corporation which were duly adopted and are in full force and effect on the date hereof.

(5)                                  Attached hereto as Exhibit D is a true and correct copy of resolutions which were duly adopted [by unanimous written consent of the Board of Directors of the Corporation] [by a meeting of the Board of Directors of the Corporation at which a quorum was present and acting throughout], and said resolutions have not been rescinded, amended or modified.  Except as attached hereto as Exhibit C, no resolutions have been adopted by the Board of Directors of the Corporation which deal with the execution, delivery, or performance of any of the Loan Documents to which the Corporation is party.

(6)                                  On the date hereof, all of the conditions set forth in Sections 11.5 through 11.8, inclusive, of the Credit Agreement have been satisfied.

(7)                                  On the date hereof, the representations and warranties contained in the Credit Agreement and in the other Loan Documents and made by the Corporation are true and correct in all material respects with the same effect as though such representations and warranties had been made on the date hereof, both before and after giving effect to the incurrence of Loans on the date hereof and the

1

application of the proceeds thereof, unless stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

(8)                                 On the date hereof, no Default or Event of Default has occurred and is continuing or would result from giving effect to the Loan on the date hereof or from the application of the proceeds thereof.

(9)                                 There is no proceeding for the dissolution or liquidation of the Corporation or threatening its existence.

The undersigned is signing this Certificate in his capacity as an officer of the Corporation and not in his individual capacity, and shall have no personal liability hereunder.

* * *

2

IN WITNESS WHEREOF, I have hereunto set my hand this          day of                     , 2011.

[ ]

By:
Name:
Title:

3

I, the undersigned, [secretary/assistant secretary/senior officer] of the Corporation, do hereby certify on behalf of the Corporation that:

1.             [Name of Person making above certifications] is the duly elected and qualified [chairman/vice chairman/president/vice president/authorized person] of the Corporation and the signature above is his or her genuine signature.

2.             The certifications made by [name of Person making above certifications] on behalf of the Corporation in Items 2, 3, 4, 5, 6, 7, 8 and 9 above are true and correct.

IN WITNESS WHEREOF, I have hereunto set my hand this          day of                       , 2011.

[NAME OF PARTY]

By:
Name:
Title:

4

EXHIBIT A
TO OFFICER’S CERTIFICATE OF

Name(1)	Office	Signature

(1) Include name, office and signature of each officer who will sign any Credit Document, including the officer who will sign the certification at the end of this Certificate or related documentation.

5

EXHIBIT H

FORM OF SECURITY AGREEMENT

1

EXHIBIT I

FORM OF SUBSIDIARY GUARANTY

1

EXHIBIT J

FORM OF INTERCOMPANY NOTE

Note Number:	Dated:

FOR VALUE RECEIVED, [NAME OF PAYOR] (the “Payor”), which is a party to this intercompany promissory note (the “Promissory Note”), hereby promises to pay to the order of [NAME OF PAYEE] or its assigns (the “Payee”), on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee.  The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder.  Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Amended and Restated Credit Agreement, dated as of November           , 2011 (as amended, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), among TAL International Container Corporation, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (“Lenders”) and The Royal Bank of Scotland plc, as administrative agent (in such capacity, the “Administrative Agent”) and as Collateral Agent.

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon from time to time by the Payor and Payee or, following the occurrence of an Event of Default, at a rate per annum equal to two percent (2%) above the then applicable rate of interest under the Credit Agreement.  Interest shall be due and payable on the last day of each month commencing after the date hereof or at such other times as may be agreed upon from time to time by the Payor and Payee.  Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable.  Interest shall be paid in lawful money of the United States of America and in immediately available funds.  Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

The Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note evidences certain permitted intercompany Indebtedness referred to in the Credit Agreement.  This Promissory Note has been pledged by the Payee to the Administrative Agent, for the benefit of the Secured Parties, as security for the Payee’s obligations, if any, under the applicable loan agreements, indentures or other agreements to which the Payee is a party.  The Payor acknowledges and agrees that the Administrative Agent and the other Secured Parties may exercise all the rights of the Payee under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to the Payor.

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Notwithstanding anything contained herein to the contrary, neither the principal of nor the interest on, nor any other amounts payable in respect of, the indebtedness created or evidenced by this instrument or record shall become due or be paid or payable, except to the extent permitted under the Intercompany Subordination Agreement, dated as of November     , 2011 among the Borrower, its subsidiaries and The Royal Bank of Scotland plc, as collateral agent (as amended, supplemented, replaced or otherwise modified from time to time, the “Intercompany Subordination Agreement”), which Intercompany Subordination Agreement is incorporated herein with the same effect as if fully set forth herein.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN ANY OTHER AGREEMENT OR IN ANY SUCH PROMISSORY NOTE OR OTHER INSTRUMENT, THIS PROMISSORY NOTE (I) REPLACES AND SUPERSEDES ANY AND ALL PROMISSORY NOTES OR OTHER INSTRUMENTS WHICH CREATE OR EVIDENCE ANY LOANS OR ADVANCES MADE ON OR BEFORE THE DATE HEREOF BY ANY PAYEE TO ANY PAYOR, AND (II) WITHOUT THE WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT, SHALL NOT BE DEEMED REPLACED, SUPERSEDED OR IN ANY WAY MODIFIED BY ANY PROMISSORY NOTE OR OTHER INSTRUMENT ENTERED INTO ON OR AFTER THE DATE HEREOF WHICH PURPORTS TO CREATE OR EVIDENCE ANY LOAN OR ADVANCE BY THE PAYEE TO THE PAYOR.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).

From time to time after the date hereof, additional subsidiaries of Payor may become parties hereto by executing a counterpart signature page to this Promissory Note (each additional subsidiary, an “Additional Payor”).  Upon delivery of such counterpart signature page to the Payee, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof.  Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder.  This Promissory Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Payor has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

[PAYOR]

By:
Name:
Title:

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SCHEDULE A

TRANSACTIONS
ON
INTERCOMPANY SUBORDINATED DEMAND PROMISSORY NOTE

OUTSTANDING PRINCIPAL BALANCE FROM
DATE	NAME OF PAYOR	NAME OF PAYEE	AMOUNT OF PRINCIPAL PAID DATE	PAYOR TO PAYEE THIS DATE	DATE	NOTATION MADE BY

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ENDORSEMENT

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to                                                   all of its right, title and interest in and to the Intercompany Promissory Note, dated                                (as amended, supplemented, replaced or otherwise modified from time to time, the “Promissory Note”), made by                                or any other person that is or becomes a party thereto, and payable to the undersigned.  This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Payee (as defined in the Promissory Note) party to the Intercompany Subordination Agreement on the date of the Promissory Note.  From time to time after the date thereof, additional subsidiaries of the Payee shall become parties to the Promissory Note (each, an “Additional Payee”) and a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement.  Upon delivery of such counterpart signature page to the Payor(s), notice of which is hereby waived by the other Payee(s), each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof.  Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder.  This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Promissory Note or hereunder.

Dated:
[PAYEE]

By:
Name:
Title:

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EXHIBIT K

FORM OF GUARANTY

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EXHIBIT M

Form of

JOINDER TO CREDITOR AGREEMENT

Reference is made to the Credit Agreement, dated as of November [     ], 2011, together with any prior joinders thereto (as amended, supplemented, modified or restated from time to time, the “Credit Agreement”), among TAL International Container Corporation (the “Borrower”) the Lenders party thereto, and The Royal Bank of Scotland plc as Administrative Agent for the Lenders.  Capitalized terms used in this Joinder to Credit Agreement (the “Joinder”) have the meanings provided in the Credit Agreement.

WHEREAS, the undersigned has entered into a [name of agreement] dated [date] (the “Specified Hedging Agreement”) with the Borrower and wishes to have the obligations under its Specified Hedging Agreement treated as Secured Obligations for purposes of participating in distributions under Section 13.4 of the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the undersigned:

(i)            agrees to be bound by the provisions of this Credit Agreement respecting the role of the Administrative Agent including, without limitation, all exculpatory provisions and indemnification provisions as if the undersigned were a Lender hereunder and the obligations under the Specified Hedging Agreement were Obligations hereunder;

(ii)           certifies that it reviewed the provisions relating to the Collateral under the Loan Documents, including the Administrative Agent’s authority to release any lien on the Collateral or take any other actions with respect to the Collateral as set forth in Section 14.9 of the Credit Agreement, and agrees to be bound by the provisions under the Security Agreement (as defined in the Credit Agreement) governing all actions taken by the Collateral Agent, including actions taken under Sections 7.1, 7.2, 7.4 and 9.8 thereof;

(iii)          agrees to provide the Administrative Agent with prompt written notification of any default under a Specified Hedging Agreement or the termination or expiration of the Specified Hedging Agreement; and

(iv)          certifies to the Administrative Agent that the obligations of the Borrower under or arising out of the Specified Hedging Agreement are not secured by any Lien on any property or assets other than the Collateral.

The undersigned agrees that this Joinder constitutes a counterpart to the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be duly executed by its authorized officer as of [date].

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[NAME OF COUNTERPARTY]

By:
Name:
Title:

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SCHEDULE 1

Funding Commitments and Commitment Percentages of Lenders

Lender	Commitment Dollar Amount	Commitment Percentage